UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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WillScot Mobile Mini Holdings Corp.
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4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008
(480) 894-6311
www.willscotmobilemini.com
Dear Fellow Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of WillScot Mobile Mini Holdings Corp., virtually via webcast, on June 3, 2022, at 9:00 a.m., Pacific Daylight Time. 2021 was an exciting year for WillScot Mobile Mini. It is my privilege as Chairman of the Board to share a few highlights with you.
•Delivered High-Quality Customer Service While Maintaining Health & Safety. We remain dedicated to protecting the health and safety of our employees and customers and have adjusted our business to meet various country, state, and local requirements, with regard to the COVID-19 pandemic. We are considered an “essential business” and our employees are considered “essential workers”. We have continued to service our customers throughout the pandemic, while implementing health and safety protocols to protect our visitors, employees, and customers.
•Delivered Strong Financial Results and Compelling Growth Outlook. In its first full year as a combined organization, WillScot Mobile Mini delivered exemplary financial results, with year-over-year growth in revenue, earnings, and free cash flow due to continued strong operational performance. The Company generated $1.9B of revenue, $740M of Adjusted EBITDA(1), $160M of Net Income, and $303M of Free Cash Flow(1) in 2021. Management described its plans to grow the business over the next three to five years at the Company’s inaugural Investor Day in November 2021, underpinned by investments in technology and a commitment to its Environment, Social, and Governance (ESG) platform. The Company’s capital allocation framework is unchanged as growth, cash generation, and reinvestment compound to drive stockholder returns. In 2021, the Board authorized a $1B share repurchase program. The Board oversees these efforts and is confident in management’s ability to drive value for stockholders and deliver best-in-class services to the Company’s customers.
•Successful ERP Implementation and Integration. During the second quarter of 2021, we executed the successful integration of the two companies' enterprise resource planning (ERP) operating and financial systems. This work was painstaking and all-consuming for many on our team, yet we executed while minimizing disruptions in the business. This ERP cutover established a foundation from which we continue to build and is a catalyst which allows us to better execute our strategy as a combined company, including expediting the integration of acquisitions.
•Enhanced Corporate Governance and Improved Director Diversity. The Board continues to improve the Company’s corporate governance and to pursue more diverse Board membership. In 2022, the Board recommends that stockholders approve a recommendation to immediately declassify the Board of Directors. In furtherance of diversifying our Board, in 2021 the Board appointed Rebecca Owen as a Director, and in 2022, it appointed Erika Davis as a Director, replacing Gary Lindsay and Stephen Roberts, respectively. The Board continually reviews and updates its policies to pursue high standards of corporate governance, and we continue to seek diverse candidates with unique capabilities to help us enhance stockholder value.
•Extended Key Leader Employment Contracts. The Board extended the employments contracts for Chief Executive Officer Brad Soultz and President & Chief Financial Officer Tim Boswell for five years as well as revisited and solidified agreements for the top twenty officers of the Company, in each case, to align the entire management team with the three to five-year goals outlined to our investors at the most recent investor day in November of 2021. In developing the contract extensions, the Board solicited feedback from numerous investors and governance experts. The Board has a high degree of confidence in both officers and believes that both are critical to the long-term success of WillScot Mobile Mini.
The matters to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement. Only stockholders of record at close of business on April 6, 2022 are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors or the other proposals at the meeting (other than the ratification of auditors) without specific instructions from you on how to vote. For your vote to be counted, please ensure to submit your voting instructions to your brokerage firm or bank.
We appreciate the confidence you have placed in us through your investment in our company.

Sincerely,
Erik Olsson
Non-Executive Chairman of the Board

(1) Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a discussion of our use of non-GAAP financial measures, including a reconciliation of (i) Adjusted EBITDA to net income (loss) and (ii) Free Cash Flow to net cash provided by operating activities, please see the “Reconciliation of Non-GAAP Financial Measures” section beginning on page 52 in Item 7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Please follow the instructions set forth in the section of the proxy statement titled “Information about the Annual Meeting and Voting.” This meeting will be held virtually and not in person.

When	Where	Record Date	Who Can Vote
June 3, 2022, at 9 a.m. Pacific Daylight Time	www.virtualstockholdermeeting.com/WSC2022 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on April 6, 2022	Holders of WillScot Mobile Mini’s Common Stock at the close of business on April 6, 2022
Stockholders or their proxyholders may participate, vote, and examine our list of stockholders at our Annual Meeting via the internet at www. virtualstockholdermeeting.com/WSC2022 and using your control number.

VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you will submit your proxy as soon as possible. You can vote at the annual meeting by attending the live webcast or by proxy. Registered holders may submit their proxy by mail, while beneficial owners may submit their voting instructions by following the instructions provided by your broker, bank or other agent. See the “Information about the Annual Meeting and Voting” section for instructions on how to vote your shares or submit your proxy.

By Telephone	By Internet	By Mail
You can submit your proxy by calling 1-800-690-6903	You can submit your proxy online at www.proxyvote.com	Sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717

MATTERS TO BE CONSIDERED AT THE MEETING AND VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation

PROPOSAL 1	Approve an amendment to the Amended and Restated Certificate of Incorporation (“A&R Charter”) of the Company to immediately declassify the Board of Directors.	FOR

PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR

PROPOSAL 3	Approve by advisory vote, the compensation of our named executive officers.	FOR

PROPOSAL 4A	Election of the nominees for director named in the accompanying proxy statement if Proposal 1 is approved.	FOR the listed nominees

PROPOSAL 4B	Election of the nominees for director named in the accompanying proxy statement if Proposal 1 is not approved.	FOR the listed nominees

Transact any other business that may properly come before the meeting.

Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.

By Order of the Board of Directors

Christopher J. Miner
Executive Vice President and Chief Legal Officer

WILLSCOT MOBILE MINI HOLDINGS CORP.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 3, 2022

We are sending you these proxy materials in connection with the solicitation of proxies, on behalf of the Board of Directors of WillScot Mobile Mini Holdings Corp. (“WillScot Mobile Mini” or the “Company”), for the 2022 annual meeting of stockholders. Physical distribution of these materials is expected to begin on or prior to April 22, 2022, as requested.

PROPOSAL 1 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR THE IMMEDIATE ANNUAL ELECTION OF DIRECTORS	21

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23

AUDIT COMMITTEE REPORT	24

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)	25

EXECUTIVE COMPENSATION	26

EXECUTIVE COMPENSATION TABLES	41

PROPOSAL 4A – ELECTION OF DIRECTORS IF PROPOSAL 1 IS APPROVED.	52
PROPOSAL 4B – ELECTION OF DIRECTORS IF PROPOSAL 1 IS NOT APPROVED	53

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT	71

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2023 ANNUAL MEETING	71

DELINQUENT SECTION 16(A) REPORTS	71

ACCESS TO ANNUAL REPORT ON FORM 10-K	71

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	71

ANNEX A	A-1

PROXY VOTING CARD	C-1

NOTABLE CORPORATE GOVERNANCE UPDATES AND CHANGES
We believe that proper governance is integral to align our business strategy and operations with stockholder interests. We have strong governance practices in place that continue to evolve as our business grows. These practices not only help to regulate our risk as an organization, but also provide a framework by which we are able to translate the ethics of our philosophy for every employee.
We made several changes to our Board practices in 2022, beginning with our updated Governance Charter, which now specifically seeks diverse candidates for Board seats. As part of this effort, we retained a third-party search firm to identify director candidates with key qualifications and diverse backgrounds. As a result of this work, we are happy to have brought Rebecca Owen and Erika Davis on as Board members. This takes the diversity of our Board composition from 18% to 36%, over the course of the last year. Not only do these new directors represent our commitment to creating a more racially and gender-diverse Board, they also bring strong experience to our key areas of Board enhancement. The diagram below shows the change in the gender composition of our Board of Directors. Our initial private equity investors divested their holdings and exited from the Board (Gary Lindsay and Stephen Robertson, as representatives of TDR Capital), and we amended our bylaws and Committee charters to remove merger-related restrictions. We have also removed the supermajority voting provision that was required for certain Board actions. Except as otherwise required by law, all resolutions of the Board are now approved by a simple majority vote. In addition, as part of this year’s Annual Meeting, we are proposing amendments to our certificate of incorporation to immediately declassify our Board structure.
Our stockholders previously approved amendments to our certificate of incorporation to phase out the declassification of our Board by 2024; however, as the Board continues to evolve post-merger, it is our belief that declassification should be accelerated to 2022. The Board also believes that implementing annual elections for all directors would support the Company’s ongoing effort to adopt “best practices”.
Our Compensation Committee charter has also been updated to designate oversight of Human Capital Planning as a primary responsibility of its members, while oversight of Environmental, Social, and Governance (“ESG”) initiatives will be the responsibility of the Nominating and Corporate Governance Committee. Other Compensation-related updates include a biennial pay equity review and report to be provided to the Compensation Committee, an increase in the stock ownership requirement of the CEO and CFO from 5 and 4 times to 6 and 5 times, respectively, a twelve-month vesting requirement for Board member equity compensation, and the elimination of vested stock options from the ownership requirement of all Named Executive Officers.
*Ethnic Diversity is defined as people who identify as being of Black, Latin-X, Asian, Indigenous, or other POC decent.

HUMAN CAPITAL MANAGEMENT
As of December 31, 2021, we employed approximately 4,700 people worldwide, the majority of which are full time. Of these employees, approximately 4,320 are employed in North America (including Canada and Mexico) and approximately 380 are employed in the United Kingdom. We have collective bargaining agreements in portions of our Mexico-based operations representing approximately 1% of our worldwide employees. Approximately 87% of employees work in our 275 branch locations and additional drop lots, while 13% serve in various corporate functions. We have not experienced a strike or significant work stoppage, and we consider our relations with the labor unions and employees to be good, as evidenced by the engagement survey results from Fall of 2021.
The Chief Human Resources Officer (“CHRO”), along with other members of our executive leadership team executes the Company’s human capital strategy. This includes attracting, hiring, developing, retaining, and engaging talent to deliver on the Company’s strategy, designing employee compensation and benefits programs and developing and integrating the Company’s inclusion and diversity (“I&D”) initiatives.
Whether at a branch location or onsite with our customers, we believe our people give WillScot Mobile Mini a comparative advantage in the industry. That differentiation begins with our values. Our Company values are lived through our employees, acknowledged by our vendors and aligned to the needs of our customers and communities. Our values provide the basis of our approach to human capital management as well as how we treat our stakeholders.
Company Values
•Dedicated to Health & Safety: We are subject to certain environmental, health and safety regulations as well as other laws and regulations in countries, states or provinces, and localities in which we operate. The Company’s health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions and regulations, specific hazards and unique working environments of the Company’s operations. We take responsibility for our own well-being and for those around us.
•Committed to Inclusion & Diversity: We are stronger together when we celebrate our differences and strive for inclusiveness. We believe that a rich culture of inclusion and diversity enables us to create, develop and fully leverage the strengths of our workforce to exceed customer expectations and meet our growth objectives. We encourage collaboration and support the diverse voices and thoughts of our employees and communities.
•Driven to Excellence: We measure success through our results and achievement of our goals. We continuously improve ourselves and our products and services in pursuit of maximizing long-term stockholder value.
•Trustworthy & Reliable: We hold ourselves accountable to do the right thing.
•Devoted to Our Customers: We anticipate the growing needs of our customers and strive to exceed their expectations and make it easy to do business with us.
•Community Focused: We actively engage in the communities we serve and deliver sustainable solutions.

Elements of Our Human Capital Strategy
In order to mitigate the disruptions in the labor force, experienced throughout the economy, in 2020 continuing into 2021, we took a holistic approach designed to meet our employees where they are at any stage of their lives. Our employee value proposition is simple: every day our employees deliver excellent service to our customers and WillScot Mobile Mini is committed to delivering an employee experience that creates opportunity and ensures dignity for every employee. Our involuntary turnover remains low, and the average tenure of our Drivers remains strong at 5 years, during a period where demand for Drivers is increasingly high. We believe that our strategy with the cornerstones of opportunity and personal dignity gives us an advantage over other companies. Our offerings are designed to benefit employees and their families, and we continue to develop best in class programs and services that are aligned to deliver targeted business outcomes that best fuel our growth trajectory. Through acquisitions, we believe that we have extended these benefits to a broader employee population while raising the operating standards in our industry. The following highlights a few of our programs.
Employee Engagement
We are committed to keeping our employees informed and engaged in Company news and events, while helping them connect to our strategy and values. We share information through a range of channels including direct email and text capabilities, an employee intranet, displays in our branches, and quarterly all-employee town halls. We actively engage with our employees in topics that impact their experiences at work. We work with an outside vendor to administer an annual employee engagement survey along with regular pulse surveys to give our teams an active voice on topics that impact them directly. Employee feedback is leveraged to shape policies, processes and other aspects of our workplace.
In October 2021, we conducted our first combined company Engagement Survey after the WillScot Mobile Mini merger. Roughly two-thirds of our employee population participated in the survey. Results were positive, with an overall engagement score of 74%. Our highest three attributes surveyed reflect how our values are being lived throughout the company: 1. I see how my work contributes to positive outcomes for our customers (85%); 2. My manager cares about me as a person (82%); and 3. People from all backgrounds are treated fairly (80%). Our lowest three attributes emphasize areas we intend to address going-forward: 1. Our systems, processes, and policies support getting our work done effectively (62%); 2. I see a path to advance my career in this organization (64%); and 3. The Company does a good job giving back to the communities where I live (64%). Given this information, we have launched several projects to enhance our business around these areas, including Project Fusion, which focuses on enhancements to our CRM applications, career mapping to show employees the possibilities for their career, and our Give Where You Live program, which provides employees opportunities to give their time, talent, or treasure to local organizations.
Survey questions were also categorized by Company core value. Our values of being “Devoted to Our Customers” and “Trustworthy & Reliable” scored highest, in terms of how well employees believe the Company is meeting these expectations. Our value of being “Community Focused” did not achieve that level of engagement, indicating an area we will continue to more actively address. In addition, seventy percent of employees indicated they were either unlikely to leave the company or undecided. When asked what attributes of our Human Capital philosophy most heavily influenced their answer, the top three items were: pay, work-life balance, and career advancement. We plan to focus future engagement activities on the “undecided” group, as we believe this group is open to learning more about our value proposition and what we have to offer them as an employer. The merger has provided employees with many new avenues to explore for their career. And with initiatives like our Driver Apprentice and Leadership Development programs, we are committed to ensuring employees see themselves and their careers growing with WillScot Mobile Mini.
Learning and Development
Human capital development underpins our efforts to execute our strategy and continue to develop our people, products and services. We continually invest in our employees’ career growth and provide all employees with a wide range of personal and professional development experiences, both formal and informal, for all stages of their career journey.
Our formal offerings include tuition reimbursement, a diverse curriculum of over 6,000 learning courses, vocational training, and leadership development experiences. Our foundational leadership development program, the LDP, combines skill building with an opportunity to put skills into practice. Since 2015, more than 500 of our team members have participated in this program. In 2019, we partnered with a leading graduate school to launch a targeted executive education program. And in 2021, we launched our new Driver Apprentice Program to provide development opportunities to anyone interested in becoming a Commercial Driver’s License (“CDL”) Class A driver for the company. This new program also created internal development opportunity for current employees to become trainers.
Continual learning and career development are advanced through our in-depth succession planning process where we look across the organization to ensure diversity and inclusion are at the forefront of our human capital management. We then transition into goal planning and development conversations with employees that are supported by our library of over 6,000 personal and professional development courses, customized training engagements and seminars, conferences, and other training events where employees are encouraged to attend in connection with their job duties and developmental goals.
Inclusion & Diversity (I&D)
We encourage and empower the diverse voices and contributions of our stakeholders to drive market expansion and global value. In 2021, we established and held the first meeting of our Inclusion & Diversity Council, a broad group of leaders from across the Company including our CEO, CFO, CHRO, CIO, Chief Administrative Officer, SVP Marketing & ESG, SVP Commercial, Divisional SVPs, as well as a cross-section of leaders from all areas of the business, to review and discuss strategies and initiatives central to our I&D efforts. We also launched five (5) Inclusiveness Resource Teams (“IRTs”): Women of WSMM (“WOW”), Black Organization for Leadership & Direction (“BOLD”), Veterans United, Hispanos, and People Respecting that Identity and Sexuality Matters (“PRISM”). IRTs are voluntary, employee-led groups that foster an inclusive and diverse workplace aligned with our values and strategy. These groups were established to support our employees and provide opportunities for exposure, development and contribution to the organization.
The tone for I&D in our Company starts at the top with our executives and is bolstered with support from our Board of Directors. We expect to achieve the Company’s aspirations by (i) having regular board oversight of the Company’s I&D efforts, and (ii) improving I&D initiatives throughout the complete lifecycle of employee engagement (from recruitment, through development and advancement). We have trained hundreds of leaders in our organization on Unconscious Bias and provided I&D e-learning opportunities to our employees.
Rewards, Health & Wellbeing
We crafted our Total Rewards strategy with a strategic focus on the health and wellbeing of our employees. We do this, in part, by ensuring competitive pay at every level of the organization. We employ internationally-recognized human capital consultant data to set and maintain pay ranges and pay levels across the organization. Incentives are designed to reward eligible employees commensurate with Company performance. Depending on the position, incentives may be either individually based (sales commissions), group-based (regional performance bonuses), or Company-based (corporate and executive employees).
The Compensation Committee of the Board approves executive compensation after consulting an independent third party, currently Pay Governance. Pay Governance takes peer group data and general market data into account, when providing pay guidance, to ensure executive pay is both competitive and reasonable, based on the prevailing market standards.
WillScot Mobile Mini’s approach to our benefits begins with a centralized focus on the employee. We use High Deductible Healthcare Plans to promote positive consumer behaviors and pay 70% of the cost of employee premiums. We mitigate the burden to the employee from these plans by seeding their Health Savings Accounts (“HSA”) at the beginning of the year, covering between 35% and 50% of employee deductibles. We also provide a biometric screening incentive in the form of an additional HSA contribution. HSA incentives are used to promote behaviors as needed, such as compliance with federal, state, and local COVID-19 requirements and guidance.
We have an Employee Assistance Program that includes a partnership with BetterHelp to provide counseling sessions for every employee as they are needed. Moving forward, we are putting much more focus on Wellness for employees. In early 2022, we began the process of introducing a partnership with a third-party platform to provide wellness activities, classes, and contests for employees and their families, as well as targeted offerings to support employees managing Diabetes and Musculoskeletal injuries.
Wellness doesn’t end with physical and mental health. We also offer several ways for our employees to feel prepared financially. At the time of merger, we elected to make our 401(k) program auto enrolled for all employees of the Company. After making this change, 401(k) plan enrollment for participants with a balance is up roughly 57%. Along with our 401(k) matching, we offer several educational services employees can use to strengthen their financial acumen. We provide short-term disability pay at 100% of annualized wages for approved cases, and support can last up to 26 weeks. We offer paid parental leave for those employees who expand their families, as well. Regardless of the hurdles our employees face we are prepared to support them through their major life events and times of need.
Minions of Kindness Fund (501(c)(3))
Our employees are doing their part to support each other as well. The Minions of Kindness (“MoK”) Fund is an employee-led 501(c)(3) organization that uses employee donations to support WillScot Mobile Mini employees in times of distress. The fund offers WillScot Mobile Mini employees the opportunity to link arms and make a difference for those in need. Since its inception in 2012, the fund has provided monetary aid to over 160 employees.
There are many ways to support the MOK Fund such as payroll deductions and one-time contributions. When an employee has a dire need, they will complete a request for assistance form found on our website at www.mokfund.org. All requests are handled in a confidential manner.
COVID-19 Safety Protocols
We follow US Centers for Disease Control and Prevention, Occupational Safety and Health Administration and/or applicable country, state, and local guidelines at the locations where we operate. We provide masks and hand sanitizer to our visitors, customers, and employees, as well as require adherence to appropriate social distancing practices. We have also enhanced cleaning/ sanitization protocols at our locations.
COVID-19 testing for employees is covered by our health insurance plans and we actively track key COVID metrics. Additionally, we are providing an incentive to our employees that choose to get vaccinated, as well as paid time off for vaccination and any side effects. We also meet all client requirements for site access or general compliance with their required COVID protocols. We remain flexible to the situation, and keep our employees informed of the current best guidance, as provided by professionals and experts.

OUR APPROACH TO ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)
We are committed to upholding high standards when it comes to our environmental, social, and governance responsibilities, as well as the safety of our employees and our business partners. The principal products we provide to our customers are long-lived, reusable and relocatable assets that produce minimal waste. For decades, we have committed ourselves to circular economic practices to reuse as many of our assets as possible. Our Board of Directors, at the direction of its Nominating and Corporate Governance Committee, is actively involved in the development of our ESG strategy and approach. With their guidance, in 2020, we conducted an assessment of our readiness to pursue an ESG strategy with the goal of determining our focus areas and deploying a strategy by early 2022. Over the next several years, we will focus on numerous ESG-related initiatives including the following focus areas, which led to our formal ESG strategy roll out in late 2021 at our Investor Day, called “Delivering Opportunity”:
Focus Areas
•Environmental
Our commitment to environmentally sound business practices includes three key areas of focus:
◦reducing greenhouse gas emissions as part of our operations;
◦reducing the amount of waste we deliver to landfills; and
◦improving the energy efficiency of our products.
•Social
We are committed to socially responsible business practices throughout our operations. We have focused especially on improving diversity, equity, and inclusion throughout our organization, and on improving the communities in which we work. Our five areas of focus in this regard are to:
◦improve inclusion & diversity across the organization (as described in the above Human Capital Management section);
◦focus on community partnering across all our locations;
◦remain diligent in placing safety first, always;
◦improve health & wellness opportunities for all our employees (as described above); and
◦improve customer engagement & relations.
•Governance
◦Continue to align our corporate governance structure with our ESG strategy
◦Improve the diversity of our Board of Directors and management

In the near term, we are pursuing the following five key strategic initiatives to drive increased benefits for our stakeholders. Please see our ESG Microsite for additional information on each topic at https://esg.willscotmobilemini.com. However, we are not including and information available through our website as a part of the Proxy Statement.

Environmental

Circular Business Model (Materials)

We lease commercial grade office and storage units that are designed to be reused, relocated and reconfigured. We have best in class refurbishment capabilities for our office units. These assets are cycled to different customers, on average, seven times over their 20-year lifetime with a minimal refresh or get ready before each new cycle. Typically, in the second half of the product’s life, we complete a refurbishment, which can extend the asset life by another 10 years. With the cost of a full refurbishment at only 20-30% of the cost of a new unit, it’s more capital efficient to refurbish our units and it extends the life significantly.
Our newest office space, called FLEX, is a panelized product which means that the panels, or walls, can be reconfigured and reused, thus eliminating wood waste.
We also have world class modernization facilities to put our storage assets, which we acquire used, into service as a storage unit.
Value Added Products (“VAPs”) adds another dimension to our circular story because we are able to reuse, repair, and maintain VAPs that come off rent, which helps drive better margins and growth. In addition, putting VAPs into our circular business model significantly reduces material usage both for us and for our customers, who otherwise buy and dispose of their VAPs at the end of the project.
Circular by design, our lease and renew business model helps us to reduce material usage, emissions and costs, while helping our customers with their ESG goals.
Greenhouse Gas Emissions (Climate)
Our greenhouse gas footprint and risk are small, but we can still produce positive impacts that also directly align with cost efficiency and customer benefits. To reduce greenhouse gas emissions and other air quality impacts from our diesel-fueled delivery and setup fleet, we have begun the process of replacing older diesel truck engines with modern, efficient engines, and are working to test delivery trucks fueled by alternative fuel methods, including renewable natural gas and electric alternatives, among others. Over time, these efforts will help to reduce our fuel costs and risks, while also helping us secure contracts with like-minded customers.
Social
Safety
The protection of people and the environment is a core value at WillScot Mobile Mini. It is a key component of our Sales, People and Operational Excellence priorities. These priorities are the driving force that shapes who we are and what we do. WillScot Mobile Mini fosters an environment in which our employees feel empowered and choose to make the safest and best decisions possible. Safety extends beyond our branches and yards and includes travel and activities at customer sites.
Today, we believe we’re operating at the highest levels of safety and low levels of injury. In 2021, our Total Recordable Incident Rate (“TRIR”) was below one, which translates to keeping our employees very safe, and we remain committed to creating a zero TRIR culture. WillScot Mobile Mini leverages technology to assist our Drivers and other team members in the safety arena. In 2018, the Company created an assessment tool, our “Safety Save” application, that tracks employee safety engagement and measures the number of safety engagements as our team members complete them. Any employee is encouraged to complete a safety assessment on an observation of a task, tool, behavior, or other condition during working duties. Use of the Safety Save application is just one manner we use to manage safety leadership at all levels. Further, WillScot Mobile Mini uses and is expanding a vehicle/truck-based camera system used to improve driving behaviors.
Lastly, the Company maintains a robust safety assessment program that drives increased focus to our Health & Safety core value by providing increased visibility. Our goal is to help each team member succeed and enjoy a safe working experience. Who we are as people ultimately defines what we are as a business, and safety is everyone’s responsibility.
Community
Community engagement is at the heart of our business. Due to our scale, we’re able to bring new engagement opportunities to our entire workforce. Post-merger, we continued the giving culture established at Mobile Mini. However, we continue to make efforts to expand our giving and outreach beyond the Phoenix, Arizona area. We are scaling our outreach consistent with our distributive business model. Our reach as a company gives us the ability to support all the communities in which we work and live. The following represents highlights of our giving approach.
•Give Where You Live – In late 2021, we launched our giving platform called Give Where You Live, in which employees can partner with the local charity of their choice across all 275 of our locations in the way that is most meaningful to them. We leverage technology via a charitable giving application, to engage our workforce. We encourage our employees to give their time, talent and/or treasure locally to organizations furthering our core four causes of Shelter, Hunger, Education, and Health & Wellness. We have expanded our existing company match program and have created a volunteer rewards program to encourage increased volunteerism globally. Within the first few months of use, we had over 600 donors in three countries support nearly 300 causes with over $57,000. We have also tracked nearly 800 volunteer hours through the platform. And our Inclusiveness Resource Teams support our community-focused values through raising funds on the platform and providing volunteer opportunities that are meaningful to the populations that they represent. As an example, our BOLD IRT recently raised over $5,000 for the Martin Luther King Jr. Center for Nonviolent Social Change as part of its Black History Month activities. The Company match fund was applied for a total donation of $10,000.
•We also partner with several national and local organizations such as Habitat for Humanity and Playworks, Arizona. We have partnered with Habitat for Humanity for over 16 years to provide in-kind donations and physical and monetary support to help families build and improve places to call home. Local branches are able to make an impact with local Habitat for Humanity affiliates by donating containers for up to seven months during a neighborhood build. To date, we have delivered just under $8 million in value to Habitat for Humanity, and we are committed to our future as partners. We have supported Playworks for over nine years now in a variety of volunteer opportunities. Playworks teaches kids the social and emotional power of safe and healthy play. We currently have two employees serving on the Advisory Board of Playworks, Arizona and our organization has raised over $116,000 through multiple fundraisers.
Governance
Good governance enables everything we do. After the WillScot Mobile Mini merger, our combined Board of Directors created a roadmap to transition the Company’s governance practices. We modified the charter of our Nominating and Corporate Governance Committee to establish an ESG initiative, and to provide oversight for that initiative. Our Audit Committee reviews the Board of Directors’ and the Company’s activities to assess enterprise risks and develop plans to mitigate those risks. The committee considers a variety of potential risks that may affect the Company, including the competitive and macroeconomic landscape, cybersecurity, environmental health and safety, statutory/regulatory compliance, ESG risks, and ability to scale human capital and business systems for future growth.

STOCKHOLDER ENGAGEMENT
The opinions and guidance of our stockholders are of the utmost importance. We are stewards of the Company, acting on behalf of our stockholders and stakeholders. We do not act without the backing of our Board of Directors or input from our investors. To that end we have an aggressive strategy of investor outreach, whereby we seek to gather the views of investors and to share knowledge regarding our business operations, strategy, and practices.
We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to our business, financial performance, corporate governance and compensation. including outreach from the Chairman of the Board and our Lead Independent Director. We believe stockholder feedback is vital, and we value the feedback we receive from these engagements. Our Compensation Committee evaluates the design of our executive compensation program based on market conditions, metrics that drive the performance the Company desires, stockholder views, input from a third-party compensation consultant and other governance considerations.
Supplementing the consistent engagement of our management team with our investors, over the past twelve months our Chairman, Lead Independent Director, and Compensation Committee Chair engaged directly with approximately 32% of our top institutional stockholders, conducting meetings to solicit input and feedback on our governance practices. Many stockholders expressed that they were continuously impressed by our Board, and they continue to be supportive of our directors and management. Additionally, our stockholders have stated that they have a clear picture of the direction of the Company. It is our view, and the view of our stockholders, that alignment between stockholders and our Board, officers, management team is critical for the continued success and profitability of the Company.
The Company hired an independent consulting firm to conduct an Investor Perception Study of the Company. Some of the key takeaways included certain stockholders and analysts commending the Company’s ability to consistently hit its targets while also navigating a difficult macroeconomic landscape, noting continued confidence in the Company’s operational execution. The Company is viewed as effective in allocating capital, particularly in our ability and track record of identifying value creating acquisition targets and effectively executing on acquisitions. Several of our stockholders gave strong recognition to our management team’s history of operational excellence, which continues to be a key factor of investor confidence in the Company. Overall, many stockholders and equity research analysts view WillScot Mobile Mini as a well-managed and best of breed company. As a Company, we will continue to expand on our strengths and improve in areas our management team and stockholders identify as areas for improvement and opportunity.
The following table details specific stockholder engagement by our Chairman, Lead Independent Director, and Compensation Committee Chair in 2021 and 2022 representing roughly one-third of share ownership:

FIRM NAME	RANK	MEETING TIMING	% O/S(1)(2)
The Vanguard Group, Inc.	1	July 2021	9.1
Fidelity Management & Research Company LLC	2	December 2021	5.8
JP Morgan Asset Management	4	June 2021, December 2021	2.9
Eminence Capital, LP	5	June 2021	2.9
ClearBridge Investments, LLC	6	December 2021	2.7
Franklin Mutual Advisers, LLC	7	December 2021	2.7
Capital World Investors	10	January 2022	1.9
Geode Capital Management, L.L.C.	13	February 2022	1.7
Jennison Associates LLC	36	June 2021	0.8
Rubric Capital Management LP	54	June 2021	0.6
TimesSquare Capital Management, LLC	61	June 2021	0.4
State Teachers Retirement System of Ohio	97	June 2021	0.2
% of Share Position Covered via Meeting			31.7%
% of ownership
(1)Per 13F filings, as of December 31, 2021
(2)Total Share Position Covered via Meeting was roughly 70.9 million shares

Our current Board members hold, combined, roughly 6.2 million shares, post the exiting of TDR representatives from our Board. We believe this provides a high degree of alignment between our Board and our stockholders. We welcome all stockholders to engage with us in the future, whether at a scheduled meeting or by contacting Nick Girardi at investors@willscotmobilemini.com.

RECENT LEADERSHIP UPDATES
2021 marked the first full year for WillScot Mobile Mini as a combined company. Building from the combined strengths of the legacy firms, we are leveraging our scale and expertise to win locally. We manage 121 million square feet of relocatable space across North America and are a top competitor in the United Kingdom. With a substantial fleet, we compete with greater scale, greater refurbishment capabilities, and greater reach than any of our competitors. Our strategy allows us to do all of this, while diversifying our customer group, such that no one customer makes up more than two percent of our revenue. Key to this strategy, and our ultimate success, has been the steadfast leadership of the Company.
With the resignation of Kelly Williams in July 2021 and the impending expiration of Mr. Soultz’ employment agreement set for July 2022, the Board and the Compensation Committee acted to further secure the Company’s leadership team, which includes our CEO, CFO and the top 20 leaders of the Company. Agreements for these 20 were reviewed and modified, where necessary, to ensure alignment with our guidance to investors as laid out at our Investor Day on November 8, 2021. On September 8, 2021, we announced the decision to extend the employment contracts for Messrs. Soultz and Boswell through March and July 2026, respectively.
Regarding the contract extensions of both Messrs. Soultz and Boswell, we engaged certain of our institutional investors in developing the recommended contract amendments as well as the performance-based awards. The extensions and rewards were reviewed, at a high-level for structure and framework. Following the announcement of the contract extensions, we again reached out to our investors to ensure they were still supportive of the changes. All feedback received was positive and encouraging.
Since stepping into the respective roles of CEO and CFO, Messrs. Soultz and Boswell have consistently delivered on commitments made to stockholders. Since 2017, our revenue has increased at a rate of four times, adjusted EBITDA(1) has increased by a multiple of six, and the Company’s market cap has increased over ten times, as of the date of this document. The leadership provided by both Mr. Soultz and Mr. Boswell was directly integral to the Company’s success to date. In fiscal 2021, the Company continued its growth trend by adding 38.6% and 39.6% to revenue and adjusted EBITDA(1), respectively.
Management also led the post-merger integration of operations and support organizations between WillScot and Mobile Mini, successfully migrating the legacy WillScot business to Mobile Mini’s world-class SAP ERP system in May 2021. Even with operational headwinds created by the pandemic and newly developing challenges such as supply and labor shortages, Company leadership has guided our strategy and resource allocation in a way that not only maintains our operational efficiency but we believe also provides opportunity to push growth and success.
As part of the extensions, the Board approved additional performance-based long-term incentive grants tied directly to adding stockholder value over the extended employment period. These performance-based awards are in line with our executive compensation philosophy. More than half of our executive pay is pay at risk. This philosophy is reinforced both by performance and market analysis. Prior to and after announcing the extensions and awards, the Board Chairman and Lead Director engaged in investor outreach and consulted with corporate governance and compensation experts. We continually seek stockholder feedback on our compensation program and ensure our pay actions align with the business objectives and the generation of stockholder value.
The performance-based grants have no intrinsic value at grant (meaning there is no benefit to Messrs. Soultz or Boswell at the time of grant) and do not become eligible to vest unless the Company’s share price reaches at least $42.50 for 60 consecutive trading days, during the performance period. The price of the stock at the date of grant was $28.50. The performance-based grants begin to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during their respective contract extension periods. The grants qualify for vesting once the minimum $42.50 share price threshold is achieved over their respective employment contract periods. At the maximum vesting level, the total value that the executives would realize from the grants would represent approximately 100 basis points of the incremental market cap from the value created after the grant date, with Mr. Soultz receiving 750,000 shares and Mr. Boswell receiving 583,334 shares. Both Messrs. Soultz and Boswell must remain employed by WillScot Mobile Mini for the full period of their respective contracts for these shares to vest and be paid out, regardless of when the performance goals are met.
FW Cook advised the Board in the development of these performance-based awards, and the Board reached out to certain investors to understand investor sentiment on the general performance-based structure of the grants and employment extensions, prior to extending the employment agreements and granting the awards.

(1) Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a discussion of our use of non-GAAP financial measures, including a reconciliation of (i) Adjusted EBITDA to net income (loss) and (ii) Free Cash Flow to net cash provided by operating activities, please see the “Reconciliation of Non-GAAP Financial Measures” section beginning on page 52 in Item 7 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

CORPORATE GOVERNANCE
Members of our Board of Directors

				Committee Membership
Name and Principal Occupation	Age	Position	Term Expires(3)	Audit	Comp.	Nom. / Gov.
Mark S. Bartlett(2)	71	Director (Class III)	2023		x
Certified public accountant
Erika T. Davis(1)(2) Senior Vice President and Chief Human Resources Officer, Performance Food Group	58	Director (Class II)	2022		X
Sara R. Dial(2)	58	Director (Class I)	2024			x
President and CEO, Sara Dial & Associates
Jeffrey S. Goble(1)(2)	61	Director (Class II)	2022		x	x
Managing Partner of Mockingbird Capital, LLC
Gerard E. Holthaus(2)	72	Lead Independent Director (Class I)	2024	x
Lead independent director
Rebecca L. Owen(2) Chair of the Board, Battery Reef, LLC	60	Director (Class I)	2024		x	x
Kimberly J. McWaters(2)	57	Director (Class I)	2024	x
President and CEO, Fresh Start Women’s Foundation
Erik Olsson	59	Non-Independent Chairman of the Board (Class III)	2023
Chairman of the Board
Jeff Sagansky(1)(2)	70	Director (Class II)	2022			x
Eagle Equity Partners
Bradley L. Soultz	52	Non-Independent Director (Class III)	2023
CEO of Company
Michael W. Upchurch(2)	61	Director (Class III)	2023	x
Executive Vice President and Chief Financial Officer for Kansas City Southern
(1) Director standing for re-election at the Annual Meeting, in the event Proposal 4A is not approved
(2) Independent Director
(3) If Proposal 1 is approved by Stockholders, then all terms will expire in 2022 and all Directors will stand for re-election.
() Chairperson of the committee

Information about our Board and Committees

	Members	Independent Members	Meetings During Fiscal Year 2021
Full Board	11	9	8
Audit Committee	4	4	7
Compensation Committee	5	5	4
Nominating and Corporate Governance Committee	5	5	5

EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program aims to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”) are designed to provide an overview of our compensation actions and policies for our senior level executives. Our named executive officers are identified on page 26 of this proxy statement.
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Principal Elements of Pay
Our compensation program strongly emphasizes a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. The table below outlines each of the principal elements of our executive compensation program for 2021:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2021(1) Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual

Short-Term Cash Incentive (“STIP”)	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Lease Revenue Delivered, VAPSRevenue Delivered

Performance-Based RSUs(2)(3)	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index

Time-Based RSUs(4)	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Stock price

(1) “EBITDA”, defined as Earnings Before Interest, Taxes, Depreciation, and Amortization; “VAPS” defined as Value Added Products and Services
(2) The 2021 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.
(3) Performance-Based RSUs made up 60% of the target value of long-term incentives for the CEO, CFO, CHRO, and GC and 50% for all other NEOs.
(4) Time-Based RSUs made up 40% of the target value of long-term incentives for the CEO, CFO, CHRO, and GC and 50% for all other NEOs.

Pay Decisions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2021 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2021 Compensation Actions

Base Salary	Competitive base salaries help attract and retain executive talent.	Merit based increases for 2021, ranging from 3.3% to 14.3%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation	Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	Named executive officers earned annual cash incentive awards valued at 149.7% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered above target).

Long-Term Equity Incentive Compensation
•2021 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on a 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and serve our talent retention objectives
•Special Performance-Based RSU awards for CEO and CFO

•The equity award mix, based on the grant date fair value, consisted of 60% Performance-Based RSUs and 40% Time-Based RSUs for CEO, CFO, CHRO, and GC; and 50% Performance-Based RSUs and 50% Time-Based RSUs for all other named executive officers.
•For the CEO: the long-term incentive mix was adjusted at the time of the contract extension in September 2021 to consist of 70% Performance-Based RSUs and 30% Time-Based RSUs.
•Performance-Based RSUs are subject to a 3-year performance period (2021 – 2023).
•Time-Based RSUs vest over four years, in equal annual installments.
•Special Performance-Based RSUs vest based on series of stock price achievements through 2025

Pay Mix
It remains our firm belief that the compensation of our most senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2021, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 94% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 70% of the average target total direct compensation opportunity for the other named executive officers.

(1) “Long-Term Incentives” are inclusive of the performance-based long-term incentive awards granted to the CEO and CFO in September 2021.

For specific details about our executive compensation program, please refer to the CD&A.

PROPOSAL 1 – APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO DECLASSIFY THE BOARD OF DIRECTORS AND TO PROVIDE FOR THE IMMEDIATE ANNUAL ELECTION OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
The Board seeks your approval to amend the Company’s A&R Charter to declassify the Board and provide for the annual election of directors on an immediate basis
Voting Recommendation: FOR the approval of the amendment to the Company’s A&R Charter to declassify the Board and provide for the annual election of directors on an immediate basis

After continued evaluation of our corporate governance practices and careful consideration of views held by the investment community, our Board of Directors has unanimously determined that it would be advisable and in the best interests of the Company and our stockholders to amend the Company’s A&R Charter to declassify our Board of Directors and to provide for the annual election of directors on an immediate basis, as described below. We believe this amendment reflects our commitment to good corporate governance and better aligns our governance process with what is considered to be governance best practices by the investor community.
The Board of Directors is asking you to approve the amendment to our A&R Charter to eliminate a classified board from the A&R Charter and to provide that all members of the Board stand for election at the annual meeting.
Background and Rationale for the Declassification of Our Board of Directors
Our proxy statement for our 2021 annual meeting of stockholders included a proposal for our stockholders to approve an amendment to the A&R Charter to declassify the Board of Directors on a phase-out basis through 2024. At the 2021 annual meeting of stockholders, the stockholders approved the amendment, and the Company filed a certificate of amendment with the Secretary of State of the State of Delaware amending the Company’s A&R Charter to effect the phased out declassification of the Board. As amended, the A&R Charter called for declassification of the Board on a phase out basis, with the Board ceasing to be classified by the Company’s 2024 annual meeting.
At its October 2021 meeting, the Board took further action by approving, declaring advisable, and recommending that our stockholders vote and approve a further amendment to the A&R Charter to declassify the Board and provide for the annual election of directors on an immediate basis. We are asking you to approve the amendment to our A&R Charter to eliminate the classified Board, effective at this year’s meeting.
Our Board is committed to good corporate governance. As we have continued our development as a seasoned public company, our Board has conducted a review of corporate governance matters, including the current phase out of its classified board structure.
After carefully weighing all relevant considerations, our Board has unanimously approved the amendment to the Company’s A&R Charter.

Description of the Proposed Amendment
The proposed amendment to the Company’s A&R Charter would eliminate the classified board structure and provide for the annual election of all directors on an immediate basis beginning at this Annual Meeting. If the amendment is approved at the annual meeting, we will file a certificate of amendment setting forth the amendment with the Secretary of State of Delaware to effect the declassification of the Board during the annual meeting and provide for the annual election on an immediate basis of all director nominees named in Proposal 4A (see “Proposal 4A-Election of Directors if Proposal 1 is Approved”). We intend to make this filing before the vote is taken to elect directors at the annual meeting so that, if the declassification amendment is adopted, it will be effective when the vote is taken to elect directors. Additionally, director nominees currently serving in Class I and Class III will tender contingent resignations from their current terms, conditioned upon the filing of the declassification amendment with the Secretary of State of the State of Delaware. As a result, if the declassification amendment is approved, the 11 members of the current Board will stand for re-election at the Annual Meeting on June 3, 2022 and, if elected, will serve for terms expiring at the 2023 annual meeting of stockholders. Conversely, if the amendment is not approved, then the phase out process for declassification of the Board, as currently stated in the Company’s A&R Charter, will remain in place. If the amendment is not approved (see “Proposal 4B-Election of Directors if Proposal 1 is not Approved”), then three members of the current Board will stand for re-election at the Annual Meeting and, if elected, will serve for terms expiring at the 2024 annual meeting of stockholders. This declassification amendment would not change the number of directors or the Board’s authority to change that number and to fill any vacancies or newly created directorships.
Under Delaware law, directors of companies that have a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise, and directors of companies that do not have a classified board may be removed with or without cause. Therefore, if the proposed amendment to the A&R Charter are approved by our stockholders, upon the effectiveness of the amendment, each director may be removed with or without cause from and after the 2022 Annual Meeting.
Complete Text of the Proposed Declassification Charter Amendment
The general description of the proposed amendment set forth above is qualified in its entirety by reference to the full text of the proposed amendment to the A&R Charter constituting the declassification amendment attached to this Proxy Statement as Annex A.
Vote Required
The affirmative vote of the holders of a majority of the voting power of the then outstanding shares of Common Stock is required to adopt the proposed amendment. Accordingly, abstentions and broker non-votes will have the same effect as votes against the proposal. If the stockholders approve the proposed amendment, the amendment to the A&R charter will become effective upon the filing of a Certificate of Amendment to the A&R Charter setting forth the proposed amendment with the Delaware Secretary of State, which the Company expects to file during the Annual Meeting and prior to the vote on the election of directors. If the proposed amendment is not approved, then the Board of Directors will remain classified albeit on a phase out basis, with the Board ceasing to be classified by the time of the Company’s 2024 annual meeting.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 1.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
Voting Recommendation: FOR the ratification of our independent registered public accounting firm.
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm. Ernst & Young LLP (“EY”) has been our independent registered public accounting firm since 2017. The Audit Committee believes that the retention of EY to serve as the Company’s independent registered public accounting firm for 2022 is in the best interests of the Company and its stockholders. If the appointment of EY is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to questions.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2021, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, EY, included the following:

	2021	2020

Audit(a)	$4,333,311	$3,466,086
Audit-Related	$212,767	$40,080
Tax Compliance(b)	$0	$45,000
Tax Planning(c)	$163,139	$257,145
All Other	$0	$0
(a) Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements, including certain required statutory audits; the review of interim financial statements; and, comfort letters and consents.
(b) Tax compliance fees include, without limitation, fees billed for tax services rendered for the review of tax returns.
(c) Tax planning fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to ratify our independent registered public accounting firm. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 2.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four directors, all of whom meet the independence standards of the Nasdaq, SEC and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board of Directors.
Management is responsible for the Company’s internal controls and the financial reporting process. EY, acting as our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). Management concluded that no material weakness existed in our internal controls over financial reporting in the past two fiscal years. The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the Company’s independent registered public accounting firm to the Company is compatible with maintaining independence.
The Audit Committee concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2021 Annual Report (as defined herein).
By the members of the Audit Committee as of February 21, 2022 consisting of:

Audit Committee
Mark S. Bartlett (Chairman)
Gerard E. Holthaus
Kimberly J. McWaters
Michael W. Upchurch
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.
Voting Recommendation: FOR the approval, on an advisory basis, of the compensation of our named executive officers.
As required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement.
Prior to submitting your vote, we encourage you to read our CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail our executive compensation program and decisions made by our Compensation Committee for 2021. We believe that our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, we designed our executive compensation program to link our executives’ pay to our Company’s annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
This vote is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
We believe that the information provided in this Proxy Statement demonstrates our commitment and the commitment of our Compensation Committee to our pay-for-performance philosophy. The Board recommends that you approve the compensation of our named executive officers as described in this proxy statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement.”
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to provide advisory approval of the compensation paid to our named executive officers as described in this proxy statement. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 3.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or "CD&A," section describes the material elements of our executive officer compensation program and policies for 2021, and the principles and objectives of our decisions with respect to 2021 compensation for our named executive officers.
Executive Officers Covered by this Compensation Discussion and Analysis
Consistent with prior years and in 2021, we provide information regarding our compensation policies and decisions relating to our Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”), Chief Human Resources Officer (“CHRO”), Chief Legal Officer & Secretary (“CLO”), Chief Accounting Officer (“CAO”) and our former President and Chief Operating Officer. We refer to our CEO, our CFO and the other current executive officers for whom disclosure is required and our former President and Chief Operating Officer as our “named executive officers” (“NEOs”). We intend this CD&A to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided to the NEOs.
The named executive officers for 2021 and their titles are listed in the following table:

Name	Age	Title
Bradley L. Soultz	52	Chief Executive Officer (CEO)
Timothy D. Boswell	43	President and Chief Financial Officer (CFO)
Hezron T. Lopez	50	Chief Human Resources Officer (CHRO)
Christopher J. Miner	50	Chief Legal Officer and Secretary (CLO)
Sally J. Shanks	45	Chief Accounting Officer (CAO)
Kelly Williams(1)	51	Former President and Chief Operating Offer (COO)
(1) Mr. Williams served as President and Chief Operating Officer from January 1, 2021 until his departure on July 31, 2021.
Executive Officer Biographies
Bradley L. Soultz Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the merger. Prior to becoming WillScot’s President and CEO in November of 2017, he served as President and CEO of WSII. He was responsible for the strategic and operational aspects of WSII’s North American business and for helping prepare the company for its reemergence as a public company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.
Timothy D. Boswell Mr. Boswell became our Chief Financial Officer in November 2017 upon the completion of the Williams Scotsman carve-out transaction (formerly Algeco Scotsman). Tim was previously Vice President, Finance and Treasurer of Williams Scotsman International, where he was responsible for the company’s North American finance, strategy and IT functions. He also previously served as the company’s Vice President of Strategy and Business Development, where he was responsible for the development and execution of strategic initiatives and for pricing, value-added products and services, and marketing. Prior to joining Algeco Scotsman in June 2012, Tim was a Vice President of Sterling Partners, a Chicago-based private equity firm with $4 billion of assets under management, with responsibilities for principal investing and portfolio company management. Earlier in his career he worked at Banc of America Capital Investors, Edgeview Partners, and Bear, Stearns & Co. Tim holds a Bachelor of Science degree in Economics and Psychology from Davidson College and a Master of Business Administration degree from the Darden School of Business at the University of Virginia.
Hezron T. Lopez Mr. Lopez served as Vice President, General Counsel and Corporate Secretary of WillScot from June 2019 up and until the merger with Mobile Mini and now serves as Chief Human Resources Officer of WillScot Mobile Mini. He joined WillScot after having served from 2012 to 2018 as Senior Vice President, General Counsel and Corporate Secretary of Herman Miller, Inc. (Nasdaq: MLHR), a manufacturer of home and office furniture. From 2008 to 2012, Mr. Lopez served as Associate General Counsel and Head of Mergers & Acquisitions, Commercial and International for A.O. Smith Corporation (NYSE: AOS), a manufacturer of water heating equipment and water treatment products. Hezron holds a Bachelor of Science degree in City & Regional Planning from California Polytechnic State University, San Luis Obispo, and a Juris Doctor degree from the Indiana University Maurer School of Law.
Christopher J. Miner Mr. Miner has been the Chief Legal Officer of WillScot Mobile Mini since the merger with Mobile Mini, which he joined as General Counsel in 2008. Mr. Miner is responsible for the company’s legal strategy including acquisitions, litigation, compliance, safety, real estate, and corporate operations. He supports the Board of Directors in developing and maintaining best practices for corporate governance. Prior to joining Mobile Mini, Mr. Miner was a partner at DLA Piper, representing corporate and financial institutions in mergers and acquisitions, securities and corporate governance. He began his legal career at Davis Polk in New York and Europe. He also serves on the board of A New Leaf, a provider of emergency shelter and services to those suffering from domestic violence and homelessness, as well as on the board of Desert Financial Credit Union. Mr. Miner received his Bachelor of Arts degree and Juris Doctor degree from Brigham Young University.
Sally J. Shanks Ms. Shanks has served as our SVP, Chief Accounting Officer since Sept 2017 and is responsible for the Company’s accounting, reporting and tax functions. Ms. Shanks joined WillScot Mobile Mini from Merkle Inc., a global technology-enabled performance marketing agency, where she served in various financial leadership roles from 2009 - 2017, including Senior Vice President, Accounting & Treasury. Prior to that she held the role of Director of Accounting and Reporting for Laureate Education. Ms. Shanks started her career with PricewaterhouseCoopers and holds a bachelor’s degree in accounting from Providence College.

While the discussion in the CD&A is focused on our named executive officers, many of the elements of our executive compensation program apply broadly across our executive ranks.
Our Executive Compensation Program
Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation with the goal of ensuring that actual realized pay varies above, or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	When Granted	Form of Delivery	Type of Performance	Performance Period	How Payout Determined	2021 Performance Measures
Base Salary	All named executive officers	Bi-weekly	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual

STIP	All named executive officers	Annually	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Lease Revenue Delivered, VAPS Revenue Delivered

Performance-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index

Time-Based RSUs	All named executive officers	Annually	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Stock price

Key 2021 Compensation Actions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our named executive officers and a summary of the actions that our Compensation Committee took during 2021 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2021 Compensation Actions

Base Salary	Competitive base salaries help attract and retain executive talent.	Merit based increases for 2021, ranging from 3.3% to 14.3%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation	Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	Named executive officers earned annual cash incentive awards valued at 149.7% of target (Adjusted EBITDA payout above target; Lease Revenue Delivered and VAPS Revenue Delivered above target).

Long-Term Equity Incentive Compensation
•2021 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on a 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and serve our talent retention objectives
•Special Performance-Based RSU awards for CEO and CFO

•The equity award mix, based on the grant date fair value, consisted of 60% Performance-Based RSUs and 40% Time-Based RSUs for CEO, CFO, CHRO, and GC; and 50% Performance-Based RSUs and 50% Time-Based RSUs for all other named executive officers.
•For the CEO: the long-term incentive mix was adjusted at the time of the contract extension in September 2021 to consist of 70% Performance-Based RSUs and 30% Time-Based RSUs.
•Performance-Based RSUs are subject to a 3-year performance period (2021 – 2023).
•Time-Based RSUs vest over four years, in equal annual installments.
•Special Performance-Based RSUs vest based on series of stock hurdles through 2025.

Pay Mix
It remains our firm belief that the compensation of our most senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2021, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 94% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 70% of the average target total direct compensation opportunity for the other named executive officers.

(1) “Long-Term Incentives” are inclusive of the performance-based long-term incentive awards granted to the CEO and CFO in September 2021.

Emphasis on Performance-Based Elements of Compensation
Because we believe the compensation of our most senior executives should be based on our overall performance, a significant amount of our executives’ pay is incentive-based and therefore at risk. In 2021, performance-linked components (STIP and long-term incentive compensation) were 87% of the CEO's target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 66% of the average target total direct compensation opportunity for the other NEOs.
CEO & CFO Performance-Based Awards
At the time of the merger in 2020, both Brad Soultz and Kelly Williams’ employment contracts were set to expire after two years (July 2022). In February of 2021, the company announced that Kelly Williams would be resigning from his position as President and Chief Operating Officer in July of the same year. Mr. Williams’ transition, the successful completion of key integration milestones, and strong alignment around our long-term strategy created a natural opportunity to extend employment agreements and secure our Company’s leadership team.
As validation of the decision to extend the CEO and CFO employment agreements, along with the granting of the performance-based long-term incentive awards, we engaged with certain of our institutional investors. We reviewed the extensions and rewards, at a high-level for structure and framework, with investors and their purpose to maintain the continuity of leadership as we continue to pursue our growth strategy. Following the announcement of the contract extensions, we contacted the same investors to follow up and ensure their support of the actions we took. All feedback that we received was positive and encouraging.
These performance-based long-term incentive awards provide no material upside without significant benefit to stockholders. The price at the time of grant was $29.32. The performance-based grants had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grants begin to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during their respective contract extension periods.

Whether the stock grants vest is based on the 60-day average closing price (not a single day) at four distinct dates (i.e., after we release our third quarter results in 2022, 2023, 2024, and 2025). Both our CEO and our CFO must remain employed through the end of the 60-day review period following the release of our third quarter results in 2025 to receive payouts, regardless of when goals are met. The nature of the grants explicitly aligns executive and stockholder interest.

Our Governance Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. We also seek to implement strong corporate governance practices in other areas as well as compensation. Our compensation and other corporate governance practices include the following:

We do (✓)				We do not (X)
✓	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✓	Actively solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups
✓	Have pre-established performance goals that are aligned with creation of stockholder value	✓	Have Board oversight of ESG and other sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees
✓	Conduct annual market comparison of executive compensation against a relevant peer group	✓	Elect directors by majority vote	X	Allow pledging of our securities by directors, officers or other employees
✓	Have double-trigger vesting for equity awards in the event of a change in control	✓	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unearned performance-based awards
✓	Have an equity plan dilution within market practices	✓	Split the roles of Chairman and Chief Executive Officer	X	Pay dividends on unvested Time-Based awards
✓	Have robust stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✓	Perform annual Board and committee self-evaluations	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date
✓	Have a clawback policy that authorizes recovery of cash and equity incentive compensation	✓	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	X	Reprice or buy-out underwater stock options without stockholder approval
✓	Have cash severance within market practices	✓	Perform an annual review of a CEO succession plan	X	Conduct buy-outs of underwater stock options
✓	Provide senior executives generally the same benefits as full-time employees	✓	Perform an annual review of senior management	X	Provide reload provisions in any stock option grant
✓	Mitigate undue risks, particularly by annual review of plans, policies and practices	✓	Have a Nominating and Corporate Governance Committee with oversight over the Company’s governance framework	X	Provide defined benefit pension plans for executives
✓	Have an independent compensation consultant advising the Compensation Committee	✓	Have oversight of the Company’s goals and objectives relating to human capital management, diversity and inclusion by the Compensation Committee	X	Have any significant perquisites
✓	Have a plan to eliminate the classified board structure by 2024 and potentially this year

How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee believes that our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Oversight Responsibilities for Executive Compensation

Compensation Committee
•Establishes executive compensation philosophy
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards
•Approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards

All Board Members
•Assess performance of the CEO and provide governance oversight for other executive compensation matters, including with regard to considering the results of "Say on Pay" votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities

Independent Compensation Consultant – Now Pay Governance
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including compensation of executive officers, nonemployee director compensation and executive compensation trends
•Participates in Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings
•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity
•For 2021, FW Cook acted as our independent advisor though October; at which point, the Committee appointed Pay Governance as its independent advisor.

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which makes the final decisions, with advice from its independent consultant, as appropriate
•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized

Use of Market Data
In setting executive compensation, our Compensation Committee considers the competitive pay environment and seeks to ensure that our executives’ compensation opportunities are competitive with the market. For 2021, the Compensation Committee, working with its independent compensation consultant, FW Cook, selected a peer group of companies that would serve as a reference point when setting pay levels and understanding pay practices. This peer group was drawn from companies that aligned well with our business, our size (based on revenue, EBITDA, and market capitalization), our industry, our customer base, our national scope or similarity of distribution. The Compensation Committee also selected companies that generally compete with us for talent, customers or both talent and customers. The following companies comprised our 2021 peer group:

•ABM Industries	•McGrath RentCorp
•Air Lease Corporation	•Ritchie Bros. Auctioneers Incorporated
•Americold Realty Trust	•Service Master Global
•Duke Realty Corporation	•Stericycle, Inc,
•Extra Space Storage, Inc.	•Terminix Global Holdings, Inc.
•GATX Corporation	•Triton International Limited
•H&E Equipment Services, Inc.	•UniFirst Corporation
•Herc Holdings Inc.	•United Rentals, Inc.
Because there is limited information on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of named executive officer compensation levels or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee are general and not specific to any particular subset of companies.
The Compensation Committee does not target a specific competitive position versus the peer group or other survey data in determining the compensation of our named executive officers. Instead, the compensation practices of the peer group and the Company’s industry survey information are two data points that the Compensation Committee considers, in addition to pay for performance and the other principles of our compensation program, in seeking to establish compensation for our executive officers that best furthers our performance objectives and stockholder interests.
In late 2021, the Committee approved the following peer group based on counsel from its new independent compensation consultant, Pay Governance:

•Ecolab Inc.	•Air Lease Corporation
•Republic Services, Inc.	•Herc Holdings Inc.
•United Rentals, Inc.	•UniFirst Corporation
•Cintas Corporation	•Lamar Advertising Company (REIT)
•Iron Mountain Incorporated	•Triton International Limited
•GFL Environmental Inc.	•Extra Space Storage Inc.
•Clean Harbors, Inc.	•GATX Corporation
•Stericycle, Inc.	•Duke Realty Corporation
•Americold Realty Trust	•CubeSmart

The Committee determined this new peer group (inclusive of prior group members listed above in bold) to be more similarly sized and better suited to the purposes of the Committee for comparison purposes. The group reflects the complexities of our business beyond that of a typical general rent organization, including our long-duration lease portfolio and emphasis on and expertise developing turnkey space and storage solutions. Our business also uses long-lived assets, due to our ability to lease a unit, renew and refurbish it upon return, and reuse it up to seven times over a 20- to 30-year period. Finally, as we continue to scale and grow our business, we updated the peer group to include larger peers than we had included in the past. We anticipate all 2022 compensation decisions will use this group for benchmarking purposes.

2021 Named Executive Officer Compensation Elements In Detail
Base Salaries
Base salary represents the fixed amount that we pay to each named executive officer for performing his or her normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee established the following 2021 base salaries for the NEOs who remained in service on the last day of the year:

Executive Officer	2021 Base Salary	2020 Base Salary	Year Over Year Change
Bradley L. Soultz	$900,000	$850,000	5.9%
Timothy D. Boswell	$600,000	$525,000	14.3%
Hezron Timothy Lopez	$465,000	$425,000	9.4%
Christopher Miner	$465,000	$450,000	3.3%
Sally J. Shanks	$345,000	$320,100	7.8%
Kelly Williams	$700,100	$700,100	0%
The Compensation Committee approved the changes in NEO base salaries for 2021 based on an assessment of individual performance and to better align with market compensation levels on a post-merger basis as well as the expanded responsibilities due to the post-merger integration.
Short Term Incentive Plan
Our annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 50% to 200% of the target award opportunity, based on performance relative to the performance goals, as determined by the Compensation Committee.
2021 STIP Target Award Percentages
For 2021, the Compensation Committee granted STIP awards to our named executive officers with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2021 Target Percentage of Base Salary	2020 Target Percentage of Base Salary	Year Over Year Change
Bradley L. Soultz	150%	125%	25%
Timothy D. Boswell	125%	75%	50%
Hezron Timothy Lopez	75%	75%	0%
Christopher Miner	75%	75%	0%
Sally J. Shanks	50%	40%	10%
Kelly Williams	100%	100%	0%
The Compensation Committee reviews our STIP opportunities each year to ensure that they are competitive. The Committee made the changes to Mr. Soultz’s, Mr. Boswell’s and Ms. Shanks’ target 2021 STIP percentages to better align with market compensation levels.
2021 STIP Performance Goals and Actual Performance
The Compensation Committee undertook a rigorous review and analysis to establish the 2021 performance goals under the STIP. The Committee intended the performance levels to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals aligned with our annual operating plan.
The Compensation Committee determined the 2021 STIP awards for our named executive officers using the following framework:

Base Salary	X	Target Percentage	X	Financial Performance	=	Annual Cash Incentive Award

Annual Cash Earned
For 2021, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range
Adjusted EBITDA	70%	Adjusted EBITDA reflects our operating performance and is a key measure for our investors. We calculate the measure on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).	50% - 200%
Lease Revenue Delivered + VAPS Revenue Delivered	30%	Lease Revenue Delivered + VAPS Revenue Delivered reflects our operating performance and represents the total recurring revenue contracted and delivered during the year on new commercial activity. The measure is a leading indicator of modular leasing revenue, which is a key measure for our investors. We calculate this measure on an annual basis.	50% - 200%
The threshold, target and maximum performance and payout opportunities under the 2021 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Weighting	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	100%	50%	100%	200%
Adjusted EBITDA – First Half ($ millions)	35%	$288.3	$320.3	$384.4	$338.2	105.6%	44.7%
Adjusted EBITDA – Second Half ($ millions)	35%	$338.5	$376.1	$451.3	$402.2	106.9%	47.1%
Lease Revenue Delivered + VAPS Revenue Delivered ($ millions)	30%	$548.55	$609.5	$731.4	$722.7	118.6%	57.8%
Weighted Average Payout: 149.7%
Based on the achievement of the 2021 financial performance goals, the Compensation Committee approved the following STIP awards that our NEOs who were serving as of the last day of 2021 earned for 2021.

	Target STIP Opportunity	Payout % of Target	STIP Earned
Bradley L. Soultz	$1,350,000	149.7%	$2,021,314
Timothy D. Boswell	$750,000	149.7%	$1,122,952
Hezron Timothy Lopez	$348,750	149.7%	$522,173
Christopher Miner	$348,750	149.7%	$522,173
Sally J. Shanks	$172,500	149.7%	$258,279
Kelly Williams(1)	$700,100	0%	$0
(1) Mr. Williams was not eligible to receive STIP for plan year 2021 under his separation agreement.

2021 Long-Term Incentive Awards
For 2021, under our annual grants, each of our named executive officers received a long-term equity incentive target grant denoted in terms of a dollar value, which we allocated between Performance-Based RSUs and Time-Based RSUs. We provide details on the types of equity awards we granted in the table below.

Equity Award(1)	Weighting	Rationale and Key Features
Performance-Based RSUs(2)	60% for CEO, CFO, CHRO, and GC 50% for all other NEOs
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period (2021-2023).
•Performance will be measured relative to constituent companies in the S&P MidCap 400 Index as of the date of grant.
•Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.

Time-Based RSUs(2)	40% for CEO, CFO, CHRO, and GC 50% for all other NEOs
•Align pay and Company performance as reflected in our stock price.
•Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.
•Time-Based RSUs vest in one-fourth installments at the end of each of the first four years following grant.

(1) The 2021 Incentive Plan continues the former Market-Based RSUs renamed as Performance-Based RSUs.
(2) For the CEO: the long-term incentive mix was adjusted at the time of the contract extension in September 2021 to consist of 70% Performance-Based RSUs and 30% Time-Based RSUs.

The Compensation Committee decided to grant the long-term incentive awards for 2021 in the form of Performance-Based RSUs and Time-Based RSUs to enhance the performance orientation and stockholder alignment of the LTI program by introducing explicit performance conditions for the Performance-Based RSUs. We have also reduced equity plan share usage by eliminating stock options and retained the retentive feature of the Time-Based RSUs.
The Compensation Committee approved the following grants of Performance-Based RSUs and Time-Based RSUs to our continuing named executive officers for 2021:

Executive officer	Performance-Based RSUs		Time-Based RSUs
	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Bradley L. Soultz	101,080	$2,800,000	61,703	$1,700,000
Timothy D. Boswell	30,882	$840,000	20,588	$560,000
Hezron Timothy Lopez	26,471	$720,000	8,824	$240,000
Christopher Miner	13,235	$360,000	8,824	$240,000
Sally J. Shanks	11,029	$300,000	3,676	$100,000
Kelly Williams	38,603	1,050,000	25,735	700,000

As we have discussed elsewhere, the Board approved additional Performance-Based RSU grants for Messrs. Soultz and Boswell in conjunction with the extension of both their employment agreements. These performance-based awards provide no material upside without significant benefit to stockholders. The performance-based grants had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the 2022 performance period (such period being the 60-day period immediately following the release of our third quarter earnings report for the 2022 fiscal year). The performance-based grants begin to qualify for vesting at $42.50 per share, with additional shares earned if the share price exceeds $60.00 per share during their respective contract extension periods.
We made the grants to secure our key leaders to execute our long-term strategic plan. The Board has a high degree of confidence in both leaders and believes they are critical to the long-term success of the Company. Additionally, the Board is further encouraged based on feedback from our investors, as the management team received high approval in an investor perception study conducted in 2021. Following the announcement of the contract extensions, the same investors were contacted to follow up and ensure their support of the actions taken. All feedback that we received was positive and encouraging.
The following details the threshold and maximum award values where the target share price threshold is $47.50, upon which share price achievement Mr. Soultz will be entitled to receive 312,632 RSUs and Mr. Boswell will be entitled to receive 243,158

RSUs. If all Performance Goals specified in the RSU Agreement are met during the Performance Period, Mr. Soultz will be entitled to receive a maximum of 750,000 RSUs and Mr. Boswell will be entitled to receive a maximum of 583,334 RSUs.

Executive officer	Threshold Award		Maximum Award
	Award (#)	Value ($)	Award (#)	Value ($)
Bradley L. Soultz	105,882	$4,499,985	750,000	$45,000,000
Timothy D. Boswell	82,353	$3,500,003	583,334	$35,000,040

Other Compensation and Benefits
Employment Agreements & Individual Compensation Decisions
We have entered into employment agreements or offer letters with each of our current named executive officers as summarized below.
The employment agreements or offer letters do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Code. In the event that any payments under the employment agreements or offer letters would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.

Bradley L. Soultz, Chief Executive Officer
Effective January 3, 2022, the Board approved an increase in salary for Mr. Soultz for 2022 to $936,000, a four-percent increase. He is eligible for a target short-term Incentive bonus of $1,404,000, or 150% of his base salary, and annual equity awards with a target grant date value of $4,500,000, 30% in the form of time-based restricted stock units (“Time-Based RSUs”) vesting ratably over four years and 70% in the form of performance-based restricted stock units (“Performance-Based RSUs”) vesting over three years.
On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Soultz, which became effective upon the completion of the merger and provided that Mr. Soultz will continue to serve as the CEO of the Company for 24 months following the merger, with no renewal provisions. On September 8, 2021, we amended Mr. Soultz’s agreement to include an additional 48 months to end March 1, 2026. The agreement also includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
As of September 8, 2021, the amended agreement also contemplates an additional retention award consisting of a target number of 312,632 performance-based stock units. The actual number of units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 750,000 units. The units will become vested and unrestricted on the vesting date, March 1, 2026. This performance-based grant has no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period.
The agreement provides that, in the event of a termination of employment without Cause (as defined in the agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the agreement), in addition to Accrued Benefits (as defined in the agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 24 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards through the severance period and immediate vesting for any annual equity awards granted within 24 months following the completion of the merger (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the agreement), except that (i) he will receive a cash severance payment equal to 2x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) he will receive the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.

Timothy D. Boswell, President and Chief Financial Officer
Effective January 3, 2022, the Board provided an increase in annual base salary for Mr. Boswell for 2022 to $624,000 and that Mr. Boswell is eligible for an annual target bonus of $780,000, or 125% of annual base salary, and annual long-term incentive awards with a target grant value of $1,800,000, 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting over three years.

On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Boswell, effective as of March 1, 2020 (except with respect to certain compensation related to the merger), which provides that Mr. Boswell will continue to serve as the CFO of the Company for an initial term of 36 months following the completion of the merger, which automatically renews for successive one-year periods, unless Mr. Boswell or the Company gives 120-days prior written notice of an intention not to renew the initial term or the renewal term, as applicable. On September 8, 2021, we amended Mr. Boswell’s agreement to include an additional 39 months to end July 1, 2026 after which point the agreement will automatically renew for successive one-year periods as outlined above. The agreement also includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
As of September 8, 2021, the amended agreement also contemplates an additional retention award consisting of a target number of 243,158 performance-based stock units. The actual number of Restricted Stock Units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 583,334 units. The units will become vested and unrestricted on the vesting date, July 1, 2026. This performance-based grant has no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period.
The agreement provides that in the event of a termination of employment without Cause (as defined in the Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the agreement), in addition to Accrued Benefits (as defined in the agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards through the severance period and immediate vesting of the retention award and any annual equity awards granted within 24 months following the merger, (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the merger or the 12-month period after any subsequent Change in Control (as defined in the agreement), except that (i) he will receive a cash severance payment equal to the sum of his continued base salary for 18 months and his target bonus for the year of termination, (ii) he will receive the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Hezron T. Lopez, Executive Vice President and Chief Human Resources Officer
Effective January 3, 2022, the Compensation Committee made the following adjustments to Mr. Lopez’s compensation. Mr. Lopez’s base salary increased to $490,000 annually. His annual incentive target percentage increased to 80% of base salary, for an annual target value of $392,000. Finally, Mr. Lopez’s annual long-term incentive target grant value increased to $800,000, with 65% in the form of Performance-Based RSUs vesting over three years and 35% in the form of Time-Based RSUs vesting ratably over four years. Mr. Lopez’s employment agreement includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination.
Mr. Lopez’s employment agreement provides that in the event of a termination of employment without Cause (as defined in the agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the agreement), in addition to Accrued Benefits (as defined in the agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target bonus for the year of termination, (iv) continued vesting of any annual equity awards through the severance period and full vesting of any annual equity awards granted within 24 months of the merger, (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the merger or the 12-month period after any subsequent Change in Control (as defined in the agreement), except that (i) he will receive a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) he will receive the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Christopher J. Miner, Executive Vice President, Chief Legal Officer and Secretary
Effective January 3, 2022, the Compensation Committee made adjustments to Mr. Miner’s compensation in accordance with the Committee’s annual review of executive compensation. Mr. Miner’s base salary increased to $485,000 annually, while his annual incentive target percentage remained at 75% for a value of $363,750. Mr. Miner’s regular annual long-term incentive target grant value remained $600,000, with 65% in the form of Performance-Based RSUs vesting over three years and 35% in the form of Time-Based RSUs vesting ratably over four years. His employment agreement includes an annual automobile allowance of $15,000 and non-compete and employment non-solicitation provisions for 12 months post-termination.
Mr. Miner’s employment agreement provides that in the event of a termination of employment without Cause (as defined in the agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the agreement), in addition to Accrued Benefits (as defined in the agreement), Mr. Miner will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) full vesting of any annual equity awards granted within 24 months of the merger, and (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months. Mr. Miner will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12 month period after a Change in Control (as defined in the agreement), except that (i) he will receive a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) he will receive the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Sally J. Shanks, Senior Vice President, Chief Accounting Officer
Effective January 3, 2022, Ms. Shanks’ annual base salary increased to $360,000. Her annual incentive target percentage remained at 50%, for a target value of $180,000. And her annual long-term incentive grant value increased to $250,000, with 65% in the form of Performance-Based RSUs vesting over three years and 35% in the form of Time-Based RSUs vesting ratably over four years. The Committee made these increases with confidence given Ms. Shanks’ continued performance and strong stewardship of her duties. Ms. Shanks’ offer letter agreement also includes an annual automobile allowance of $15,000.
The employment agreements and offer letters of each of our current named executive officers provide for payments and other benefits on qualifying terminations of employment and, in some cases, a change in control. We summarize these payments and other benefits, and the circumstances under which they would be triggered, below under “Potential Payments Upon Termination or Change in Control.”
Kelly Williams, President and Chief Operating Officer
On February 25, 2021, the Company announced that Kelly Williams would leave the Company on July 31, 2021. The Company and Mr. Williams entered into a transition, separation and release agreement on February 25, 2021 relating to his transition and ultimate departure from the Company pursuant to which, among other things, in connection with his termination (i) Mr. Williams received a lump-sum cash payment, (ii) Mr. Williams’ time-based equity vested, and (iii) Mr. Williams’ performance-based equity would vest or not vest depending upon the performance targets set in connection with the equity grant. Mr. Williams agreed to support the Company in all matters relating to the orderly transition of his duties and responsibilities and agreed to be available to consult with the Company after his termination date. Furthermore, in conjunction with the separation agreement, the Company received an extension of Mr. Williams’ non-compete obligation from 2 years to 3 years; an extension of Mr. Williams’ non-solicitation obligation from 2 years to 5 years; and a clawback right in the event Mr. Williams breaches these obligations. For additional information, please see “Executive Compensation—Employment Agreements.”
Perquisites
We offer limited perquisites to our named executive officers and do not view them as a major component of our compensation package or philosophy. We believe these limited perquisites are a cost-effective means of making our executive compensation plans more competitive in that the perceived value of these items is higher than our actual cost. The perquisites we made available to our named executive officers during 2021 consisted of an automobile allowance to facilitate the extensive travel regularly required as part of their job responsibilities and premiums for life and supplemental individual disability insurance. In 2021, we provided Mr. Boswell with relocation expenses in connection with his relocation to Arizona. We reflect the aggregate incremental cost of these perquisites in the “All Other Compensation” column of the Summary Compensation Table.
Other Benefits
Our named executive officers are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers with the following target ownership levels:

Executive Level	Target Ownership Level as Multiple of Base Salary
Chief Executive Officer	6x
President & Chief Financial Officer	5x
Chief Human Resources Officer and Chief Legal Officer	3x
Other Executive Officers	2x
We expect executive officers to meet their target ownership level by the later of the fifth anniversary of their appointment as an executive officer and October 31, 2024, which is the fifth anniversary of the date we adopted the guidelines. We expect executive officers who have not achieved their target ownership level by the applicable deadline to retain all of their equity awards, net of an amount of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until they meet the target ownership level. Once an executive officer has met the target ownership level, we will deem the executive officer to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this proxy statement, all of our executive officers either had met the target ownership level or had additional time to do so. We have also adopted stock ownership guidelines for our non-employee directors which we discuss above.
Securities Trading Policy (Hedging and Pledging Prohibited)
The Company’s Securities Trading Policy: (i) provides that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to the Company’s officers and directors, but also to the Company’s employees; and (ii) makes clear that all officers, directors, and employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan except as may be approved by the Board.
Clawback Policy
Our clawback policy authorizes us to recover cash and equity incentive compensation paid to or earned by our executive officers if there is a material restatement of our financial results (other than a restatement due to changes in accounting policy) such that the amount of incentive compensation actually paid or earned exceeded the amount that would have been paid or earned had the financial results been stated correctly initially or if the executive officer has engaged in misconduct that has resulted in, or has the potential to result in, material reputational or financial harm to our Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. For compensation paid for our 2021 fiscal year, each of our named executive officers was a covered employee for this purpose. Accordingly, the tax deduction we take for compensation paid to our NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation that attracts, retains and rewards successful executive officers even if the deductibility of such compensation is limited. At the time of determining our executive compensation for 2021, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation program against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our 2021 Annual Report.

Executive Compensation Tables
Summary Compensation Table for Fiscal Year 2021
The following table shows for the fiscal years ended December 31, 2021, 2020 and 2019, compensation awarded or paid to, or earned by, the individuals who served as executive officers during 2021.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards	Non-Equity Plan Compensation(4)	All Other Compensation(6)	Total

Bradley L. Soultz	2021	$886,539	$-	$14,635,168	$-	$2,021,313	$36,727	$17,579,747
Chief Executive Officer	2020	$797,308	$-	$3,593,204	$-	$1,224,422	$661,671	$6,276,605
	2019	$715,385	$-	$3,181,654	$-	$900,000	$56,407	$4,853,446

Timothy D. Boswell	2021	$579,807	$-	$8,760,710	$-	$1,122,952	$509,160	$10,972,629
President and Chief Financial Officer	2020	$485,365	$-	$1,828,067	$-	$494,817	$32,933	$2,841,182
	2019	$413,461	$-	$1,078,530	$-	$301,750	$32,393	$1,826,134

Hezron T. Lopez	2021	$460,961	$-	$1,275,016	$-	$522,173	$60,880	$2,319,030
EVP, Chief Human Resources Officer	2020	$421,154	$-	$747,039	$-	$367,326	$459,271	$1,994,790
	2019	$207,692	$-	$	$-	$106,599	$82,160	$396,451

Christopher J. Miner	2021	$454,231	$-	$757,489	$-	$522,173	$30,915	$1,764,807
EVP, Chief Legal Counsel and Secretary	2020	$223,260	$-	$236,309	$-	$212,152	$11,609	$683,330
	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Sally J. Shanks	2021	$338,295	$ 20,000	$531,234	$-	$258,279	$28,404	$1,176,212
SVP, Chief Accounting Officer and Treasurer	2020	$310,050	$-	$250,185	$-	$147,553	$26,833	$734,621
	2019	$299,570	$-	$159,823	$-	$98,254	$26,277	$583,924

Kelly Williams	2021	$430,830	$-	$5,245,968	$-	$-	$1,956,762	$7,633,561
President and Chief Operating Officer(5)	2020	$346,278	$-	$3,000,000	$-	$438,734	$6,202	$3,791,214
	2019	N/A	N/A	N/A	N/A	N/A	N/A	N/A
(1) Amounts in this column represent the dollar value of base salary we paid to our named executive officers.
(2) Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses.
(3) Amounts in this column for 2021 represent the aggregate grant fair value calculated in accordance with ASC 718 with respect to restricted stock unit grants to our named executive officers in March under our 2021 Incentive Award Plan (“LTIP”). For the assumptions used in determining these values, see Note 1 to our 2021 audited financial statements contained in our 2021 Annual Report.
(4) Amounts in this column represent payments under our STIP for 2021.
(5) Amount under all other compensation represents payment to Mr. Williams under his transaction agreement of $1,928,599 as well as amounts set forth in the table below $28,163.
(6) Amounts in this column for 2021 are set forth in the table below:

Name	Auto Allowance	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Housing Allowance	Relocation	Total

Bradley L. Soultz	$15,000	$11,400	$10,327	$—	$—	$36,727
Timothy D. Boswell	$15,000	$13,050	$7,437	$—	$473,673	$509,160
Hezron T. Lopez	$15,000	$13,050	$9,792	$—	$23,038	$60,880
Christopher J. Miner	$15,000	$13,050	$2,865	$—	$—	$30,915
Sally J. Shanks	$15,000	$11,005	$2,399	$—	$—	$28,404
Kelly Williams	$15,000	$11,400	$1,736	$—	$—	$28,163

Grants of Plan-Based Awards for Fiscal Year 2021
The following table sets forth information regarding all grants of plan-based awards that we made to our NEOs during 2021. Disclosure on a separate line is provided for each grant made to an NEO during the year. The information supplements the disclosure of stock, option and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC Topic 718 and are intended to serve as an incentive for performance to occur over a specified period.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Bradley L. Soultz	3/3/2021	$675,000	$1,350,000	$1,350,000	38,603	77,206	154,412	51,471	-	$-	$4,418,755
	9/7/2021(1)	$-	$-	$-	11,937	23,874	47,748	10,232	-	$-	$1,225,118
	9/7/2021(2)	$-	$-	$-	105,882	312,632	750,000		-	$-	8,991,296

Timothy D. Boswell	3/3/2021	$375,000	$750,000	$1,500,000	15,441	30,882	61,764	20,588	-	$-	$1,767,486
	9/7/2021(3)	$-	$-	$-	82,353	243,158	583,334		-	$-	$6,993,224

Hezron T. Lopez	3/3/2021	$174,375	$348,750	$697,500	13,236	26,471	52,942	8,824	-	$-	$1,275,016

Christopher Miner	3/3/2021	$174,375	$348,750	$697,500	6,618	13,235	26,470	8,824	-	$-	$757,489

Sally J. Shanks	3/3/2021	$86,250	$172,500	$345,000	5,515	11,029	22,058	3,676	-	$-	$531,234

Kelly Williams(4)	2/25/2021	$-	$-	$-				228,659	-	$-	$3,036,591
	3/3/2021	$350,050	$700,100	$1,400,200	19,302	38,603	77,206	25,735	-	$-	$2,209,377
(1)Additional plan-based grant of 23,874 performance-based RSU and 10,232 time-based RSU, as stipulated by the extended employment agreement
(2)September grant represents Performance-Based Award for Mr. Soultz
(3)September grant represents Performance-Based Award for Mr. Boswell
(4)Re-evaluation of 2020 Time-Based RSU grant, due to transition and severance

Outstanding Equity Awards at Fiscal 2021 Year-End
The following table presents certain information concerning equity awards that our named executive officers held as of December 31, 2021.

Name	Option Awards				Stock Awards
	Options Unexercised and Exercisable	Options Unexercised and Unexerciseable	Option Exercise Price	Option Expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Bradley L. Soultz	306,372(2)	102,125(2)	$13.60	March 20, 2028	249,355(3)	$10,183,658	700,953	$28,626,921

Timothy D. Boswell	94,268(2)	31,423(2)	$13.60	March 20, 2028	94,659(4)	$3,865,874	396,664	$16,199,758

Hezron T. Lopez	-	-	N/A	N/A	22,802	$931,234	54,425	$2,222,717

Christopher Miner	226,6045)	-	N/A	N/A	13,684	$558,855	22,953	$937,401

Sally J. Shanks	-	-	N/A	N/A	20,079	$820,026	21,915	$895,009

Kelly Williams	-	-	N/A	N/A	-	$-	38,603	$1,509,377
Options were granted to Bradley Soultz and Timothy Boswell on March 20, 2018.

(1) Market value was calculated based upon the closing price of the shares of Common Stock on Nasdaq of $40.84 on December 31, 2021, the last trading day of the Company’s last completed fiscal year.
(2) Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Common Stock. The stock options vest in four equal installments on each of the first four anniversaries of the grant date.
(3) Consists of 69,265 Time-Based RSUs awarded on March 20, 2018, 50,471 Time-Based RSUs awarded on March 20, 2019, 39,333 Time-Based RSUs awarded on March 5, 2020, and 28,583 Time-Based RSUs awarded on July 2, 2020, 51,471 Time-Based RSUs awarded on March 3, 2021, and 10,232 Time-Based RSUs awarded on September 7, 2021, in each case that remained unvested as of December 31, 2021. Each RSU represents a contingent right to receive upon vesting one share of Common Stock or its cash equivalent, as determined by the Company. The RSU awards vest in four equal installments on each of the first four anniversaries of the grant date.

(4) Consists of 21,313 Time-Based RSUs awarded on March 20, 2018, and 17,109 Time-Based RSUs awarded on March 20, 2019, 12,783 Time-Based RSUs awarded on March 5, 2020, 22,866 Time-Based RSUs awarded on July 2, 2020, and 20,588 Time-Based RSUs awarded on March 3, 2021, in each case that remained unvested as of December 31, 2021. Each RSU represents a contingent right to receive upon vesting one share of Common Stock or its cash equivalent, as determined by the Company. The RSU awards vest in four equal installments on each of the first four anniversaries of the grant date.
(5) Consists of former Mobile Mini, Inc. stock options that were converted on July 1, 2020, as part of the WillScot Mobile Mini merger.

Option Exercises and Stock Vested in Fiscal Year 2021
The following table sets forth information concerning option exercises and restricted stock awards vested during 2021 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Bradley L. Soultz	-	$-	117,137	$1,558,601

Timothy D. Boswell	-	$-	41,749	$562,151

Hezron T. Lopez	-	$-	4,658	$51,916

Christopher Miner	31,194	$503,896	1,619	$23,654

Sally J. Shanks	-	$-	8,751	$117,021

Kelly Williams(1)	290,288	$3,326,493	254,394	$3,547,633
(1) Includes 228,659 shares under RSUs granted July 2020 and 25,735 shares under RSUs granted March 2021 that vested in July 2021 according to Mr. Williams separation agreement.

Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under our compensation benefit plans and agreements with the named executive officers in each situation in the table below assuming that the termination of employment or change in control of our Company occurred on December 31, 2021, the last business day of our fiscal year, and that our Common Stock was valued at the closing market price as of December 31, 2021 of $40.84. The prorated bonus payout assumes full year exit maximum at December 31 of the year. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis. For Mr. Williams, we disclose only actual amounts that he received at the time of his separation from service under his transition, separation, and release agreement dated February 25, 2021.
Descriptions of the circumstances that would trigger payments or benefits to the named executive officer, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

Name	Termination by Death ($)	Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)

Bradley L. Soultz
Severance	$ 900,000	$-	$ 4,500,000	$ 5,850,000
Pro Rata Bonus	2,021,314	2,021,314	2,021,314	2,021,314
Vesting of Stock Options	2,781,885	2,781,885	-	2,781,885
Vesting of Restricted Stock Units(2)	38,810,579	38,810,579	35,500,864	35,500,864
Insurance	-	14,474	28,948	28,948
Total	$ 44,513,778	$ 43,628,252	$ 42,051,126	$ 47,533,011

Timothy D. Boswell
Severance	$ 600,000	$-	$ 2,025,000	$ 4,200,000
Pro Rata Bonus	1,122,952	1,122,952	1,122,952	1,122,952
Vesting of Stock Options	855,963	855,963	-	855,963
Vesting of Restricted Stock Units(2)	20,065,631	20,065,631	21,461,747	21,461,747
Insurance	-	18,946	28,419	28,419
Total	$ 22,644,546	$ 22,063,492	$ 24,638,118	$ 27,669,081

Hezron Timothy Lopez
Severance	$ 465,000	$-	$ 813,750	$ 1,569,375
Pro Rata Bonus	522,173	522,173	522,173	522,173
Vesting of Stock Options	-	-	-	-
Vesting of Restricted Stock Units(2)	3,153,951	3,153,951	3,088,443	3,088,443
Insurance	-	20,642	41,285	30,963
Total	$ 4,141,124	$ 3,696,766	$ 4,465,651	$ 5,210,955

Christopher Miner
Severance	$ 465,000	$-	$ 813,750	$ 1,569,375
Pro Rata Bonus	522,173	522,173	522,173	522,173
Vesting of Stock Options	-	-	-	-
Vesting of Restricted Stock Units(2)	1,496,255	1,496,255	1,496,255	1,496,255
Insurance	-	20,642	20,642	30,963
Total	$ 2,483,428	$ 2,039,070	$ 2,852,820	$ 3,618,767

Sally J. Shanks
Severance(3)	$-	$-	$ 258,750	$ 258,750
Pro Rata Bonus	-	-	258,279	258,279
Vesting of Stock Options	-	-	-	-
Vesting of Restricted Stock Units(2)	-	-	-	-
Insurance	-	-	-	-
Total	$-	$-	$ 517,029	$ 517,029

Kelly Williams
Severance(5)	$	$-	$ 1,866,667	$
Pro Rata Bonus	-	-	-
Vesting of Stock Options	-	-	-	-
Vesting of Restricted Stock Units(2)	-	-	$3,547,633	-
Insurance	-	-	$65,975	-
Total	$-	$-	$ 5,480,257	$
(1) 1x salary minus Company paid life insurance (maximum death benefit of $500,000)
(2) Includes performance based RSU's at target performance.
(3) Only payable in the case of Termination by Company without Cause (with or without a Change in Control)
(4) Ms. Shanks Offer Letter, as amended, provides for $50,000 upon the closing of a transaction that results in a Change of Control of WillScot Corporation, regardless if accompanied by employment termination.
(5) Represents actual severance paid under Mr. Williams’ transition, separation, and release agreement dated February 25, 2021.

Employment Agreement Provisions Relating to Termination of Employment or Change in Control
As discussed above under “Compensation Discussion and Analysis – Elements of Compensation - In Detail – Other Compensation and Benefits – Employment Agreements,” we have entered into employment agreements or offer letters with each of our current named executive officers. Those agreements or offer letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or offer letters relating to termination of employment is below.
Bradley L. Soultz, Chief Executive Officer
The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 24 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 24 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement), except that he will receive (i) a cash severance payment equal to 2x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Timothy D. Boswell, Chief Financial Officer
The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment during the 30-month period following the completion of the merger or the 12-month period after any subsequent change in control, except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 18 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Boswell's employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Boswell is also eligible for certain additional relocation benefits.
Hezron T. Lopez, Chief Human Resources Officer
The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target bonus for the year of termination, (iv) continued vesting of any annual equity awards through the severance period and full vesting of any annual equity awards granted within 24 months of the completion of the merger, (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Lopez Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Lopez’ employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Lopez is also eligible for certain additional relocation benefits.
Christopher J. Miner, Chief Legal Officer and Secretary
The Miner Agreement provides that in the event of a termination of employment without Cause (as defined in the Miner Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Miner Agreement), in addition to Accrued Benefits (as defined in the Miner Agreement), Mr. Miner will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) full vesting of the retention award and any annual equity awards granted within 24 months of the completion of the merger, and (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months. Mr. Miner will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12 month period after a Change in Control (as defined in the Miner Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Sally J. Shanks, Chief Accounting Officer and Treasurer
Under Ms. Shanks’s offer letter, if we terminate her employment without cause, we will pay Ms. Shanks nine months’ base salary plus a pro rata STIP awards. Ms. Shanks will also be eligible for health benefits continuation for up to one year.
Kelly Williams, President and Chief Operating Officer
Mr. Williams’ agreement provided that in the event of a termination of employment without Cause (as defined in the agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the agreement), in addition to Accrued Compensation (as defined in the agreement), Mr. Williams would be entitled to receive (i) two times the sum of his base salary at the highest rate in effect at any time within the 90-day period prior to and ending on the date the notice of termination was given plus the Payment Amount (defined in the agreement as 100% of his base salary in effect during the year in which termination occurred), (ii) certain health insurance amounts for a period of 12 months, and (iii) full vesting of any equity-based awards, subject to performance targets and goals, as applicable.
Equity Plan Provisions Relating to Termination of Employment and Change in Control
Our named executive officers hold equity-based awards granted under our LTIP, which resulted from an amendment and restatement of our 2017 Incentive Award Plan. The LTIP and the award agreements entered into with our NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by us without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.
Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to our executive compensation program. As part of the risk assessment, the Compensation Committee reviews our compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue on an on-going basis a process of reviewing our compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
2021 CEO to Median Employee Pay Ratio
In accordance with SEC rules, the Company is required to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Soultz and the ratio of those two values for the year ended December 31, 2021:
•The annual total compensation of the employee identified as the median employee of the Company (other than our CEO) was $69,685;
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $17,579,747; and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of our median employee was 252:1.
In determining the median employee for 2021, we used our employee population as of December 31, 2021 and, in accordance with SEC rules, excluded (i) the CEO and (ii) 105 employees from Mexico, representing in aggregate less than 5% of our employee base, to arrive at the median employee consideration pool. We then measured compensation for this population based on gross wages for the period January 1, 2021 to December 31, 2021. We also annualized gross wages for those employees who were not employed for the full January 1, 2021 to December 31, 2021 period. International employee pay was converted to U.S. dollars using the applicable exchange rates at the close of business on December 31, 2021.
We calculated 2021 annual total compensation for our median employee using the same methodology that we use to determine our CEOs’ annual total compensation for the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
For reference, we also calculated the ratio of the CEO’s annual total compensation excluding the special performance-based award given in September of 2021, as said award has no intrinsic value to the CEO at the time of grant. Below is the annual total compensation of our median employee, Mr. Soultz (excluding the performance-based award), and the ratio of those two values for the year ended December 31, 2021:

•The annual total compensation of the employee identified as the median employee of the Company (other than our CEO) was $69,685;
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $8,588,451; and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of our median employee was 123:1.

PROPOSALS 4A & 4B – ELECTION OF DIRECTORS
Board Structure
Our Board consists of 11 members and is divided into three classes: Class I, Class II, and Class III. Currently, the Company’s A&R Charter provides for the phase out of the classified board structure and provides for the annual election of all directors beginning at the 2024 Annual Meeting. Accordingly, Class II directors elected at the 2022 Annual Meeting would serve a two-year term, Class III directors elected at the 2023 Annual Meeting would serve a one-year term and Class I directors elected at the 2021 Annual Meeting are serving a three-year term, with each such term expiring at the 2024 Annual Meeting if Proposal 1 is approved. Beginning with the 2024 Annual Meeting, all directors elected to the Board of Directors would serve a one-year term and would stand for election at each subsequent Annual Meeting. After the 2024 Annual Meeting, directors appointed to fill any newly-created directorships resulting from an increase in the number of directors or any vacancies on the Board of Directors would serve until the next Annual Meeting.

The table below summarizes the current implementation of the declassification of the Board of Directors pursuant to the current A&R Charter.

Annual Meeting Year	Length of Term for Directors Elected	Year Such Term Would Expire
2022	2 years	2024
2023	1 year	2024
2024 and after	1 year	Full Board Elected Annually
We are presenting the election of directors in this proxy statement in the form of two alternate proposals. As we explain more fully below, one alternative (Proposal 4A) applies if stockholders approve Proposal 1 to declassify the Board and provide for the annual election of directors on an immediate basis. The second alternative (Proposal 4B) applies if stockholders do not approve Proposal 1. The information below that begins with the biographies and qualifications of director nominees applies to both alternatives.

PROPOSAL 4A – ELECTION OF DIRECTORS IF PROPOSAL 1 IS APPROVED

Proposal Snapshot
What Am I Voting On?
If stockholders approve Proposal 1, we are asking stockholders to elect the 11 nominees named in the Proxy Statement to the Board of Directors for a one-year term.
Voting Recommendation: FOR the election of each of the Board’s director nominees named in the Proxy Statement
Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has considered and nominated the following slate of nominees to stand for re-election for a one-year term expiring at the 2023 annual meeting of stockholders or until his or her successor is duly elected and qualified if stockholders approve Proposal 1 and following the filing of the certificate of amendment setting forth the declassification amendment to the A&R Charter with the Secretary of State of the State of Delaware during the Annual Meeting: Mark S. Bartlett, Erika T. Davis, Sara R. Dial, Jeffrey S. Goble, Gerard E. Holthaus, Kimberly J. McWaters, Erik Olsson, Rebecca L Owen, Jeff Sagansky, Bradley L. Soultz, and Michael W. Upchurch. We will ask the Company’s stockholders to vote on this Proposal 4A only if stockholders approve the declassification amendment to the A&R Charter that we present and describe as Proposal 1.
If the Company’s stockholders do not approve Proposal 1, however, then the Company will not effect the immediate declassification of the Board during the annual meeting as described above under Proposal 1, and the stockholders will proceed to vote on Proposal 4B and not this Proposal 4A.

The biographies and qualifications of the 11 director nominees in this Proposal 4A are set forth below under the heading “Director Nominees Biographies and Qualifications.”

The Board of Directors Unanimously Recommends That You Vote FOR the Election of Each of the Board’s Director Nominees Named in the Proxy Statement.

PROPOSAL 4B – ELECTION OF DIRECTORS IF PROPOSAL 1 IS NOT APPROVED

Proposal Snapshot
What Am I Voting On?
If stockholders do not approve Proposal 1, we are asking stockholders to elect the three nominees named in the Proxy Statement for Class II directors to the Board of Directors for a two-year term.
Voting Recommendation: FOR the election of each of the Board’s the three director nominees named in the Proxy Statement for election as Class II directors.
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following nominees for two-year terms expiring in 2024 if the stockholders do not approve Proposal 1 and proceed to vote on this Proposal 4B: Ms. Davis, Mr. Goble and Mr. Sagansky. Each director elected at the Annual Meeting will serve for a term ending on the date of the second annual meeting of stockholders following his or her election and until his or her successor is elected and has been qualified, or until his or her earlier death, resignation, or removal.
The biographies and qualifications of the three director nominees in this Proposal 4B are set forth below under the heading “Director Nominee Biographies and Qualifications.”
The Board of Directors Unanimously Recommends That You Vote FOR Each of the Board’s Three Director Nominees Named in the Proxy Statement for Election as Class II Directors.

Please Vote for the Recommended Nominees Named in the Proxy Statement in Proposal 4A and 4B, Irrespective of Your Vote for Proposal 1.

Director Nominations
Process for Recommending Directors
The Nominating and Corporate Governance Committee (the “Governance Committee”) solicits and receives recommendations for potential director candidates from stockholders, management, directors and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board, and other relevant factors.
The Board values diversity of talents, skills, abilities and experiences and believes that Board diversity of all types provides significant benefits to the Company. The Board actively seeks and includes women and minority candidates in the pool of nominees when selecting new director candidates.
The Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our A&R Bylaws. Deadlines for stockholder nominations for WillScot Mobile Mini’s 2023 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2023 Annual Meeting” section on page 72.
Relevant Director Skills
The Board believes that our directors and director nominees, as a whole, have the necessary experience and expertise, and each director possesses the particular attributes that qualify him or her to serve on our Board. The relevant skills, experiences, attributes and/or qualifications are described below.

&	Leadership	Executive experience managing business operations and strategic planning allows Board members to effectively oversee our Company’s complex operations.

	Finance	Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee our Company’s financial position and results and the accurate reporting thereof and to assess the strategic objectives.

	Industry	Experience in or with the industrial and business services industry, including modular space and portable storage products and services, allows Board members to evaluate our Company’s business model and strategies and the industry in which we compete.

	Strategy	Knowledge of or experience in strategic combinations, expansions and operations is important to facilitate robust discussions of strategy, profitability and growth among our Board members and our Company’s management team.

	Independence	Independence under both the SEC regulations and Nasdaq listing standards is a vital component of our governance practices.

	Public Company	Knowledge of public company governance matters, policies and best practices assists the Board in considering and adopting applicable corporate governance practices, interacting with various stakeholders interested in these issues and understanding the impact of various policies on our Company.

NAME AND POSITION	AGE	INDEPENDENT	DIRECTOR SINCE	COMMITTEE MEMBERSHIPS AS OF XX, 2021			OTHER CURRENT PUBLIC COMPANY BOARDS
				AC	CC	N&GC
Mark S. Bartlett Partner, Ernst & Young (retired)	71	✓	2017		X		T. Rowe Price Group, Inc.; FTI Consulting, Inc.; Zurn Water Solutions
Erika T. Davis Senior Vice President and Chief Human Resources Officer, Performance Food Group	58	✓	2022		X
Sara R. Dial President & CEO, Sara Dial & Associates	58	✓	2020			X	Grand Canyon Education, Inc.
Jeffrey S. Goble Managing Partner, Mockingbird Capital, LLC	61	✓	2020		X	X
Gerard E. Holthaus Lead Independent Director, WillScot Mobile Mini	72	✓	2017	X			FTI Consulting, Inc.
Kimberly J. McWaters President & CEO, Fresh Start Women's Foundation	57	✓	2020	X			Penske Automotive Group, Inc.
Erik Olsson Non-Executive Chairman, WillScot Mobile Mini	59		2020				Ritchie Brothers Auctioneers; Dometic Group AB; Pontem Corporation
Rebecca Owen Chairman, Battery Reef, LLC	60	✓	2021		X	X	Public Storage
Jeff Sagansky Eagle Equity Partners Co-Founder	70	✓	2017			X	Target Hospitality Corp.; Sharecare, Inc.; Screaming Eagle Acquisition Corp.
Bradley L. Soultz Chief Executive Officer, WillScot Mobile Mini	52		2017
Michael W. Upchurch Executive Vice President & Chief Financial Officer, Kansas City Southern	61	✓	2019	X

Directors and Nominees
Director Nominee Biographies & Qualifications
The Board has nominated the following three individuals as part of Proposal 4B to stand for election for a two-year term expiring at the annual meeting of stockholders in 2024. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board.

Erika T. Davis
	Independent		Key Skills & Qualifications
	Director Since:	2022	&	Leadership	O	Independence
	Director Class:	II	6	Strategy	:	Public Company
	Term Expires:	2022
	Age:	58	The Board believes that Ms. Davis’ experience in Human Resources and various Operational and Administrative roles, as well as her leadership experience at large publicly traded companies, enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Davis has served as Performance Food Group’s Senior Vice President & Chief Human Resources Officer since July 2019. Her diverse leadership experiences and industry expertise help her seamlessly blend business and people practices, supporting growth for this Fortune 200 North American foodservice distribution leader and its associates. Ms. Davis joined Performance Food Group after a 26-year career with Owens & Minor, a global healthcare services company. For nearly 20 of those years, she served in senior leadership roles including Chief Administrative Officer, Corporate Chief of Staff, and Senior Vice President for Administration & Operations and for Human Resources. Ms. Davis earned her undergraduate degree from the University of Richmond (VA) and holds a master’s in Public Administration from the University of North Carolina at Chapel Hill.

Other Public Company Directorships in the Last 5 Years					Committees of the WillScot Mobile Mini Board of Directors
					Compensation Committee

Jeffrey S. Goble
	Independent		Key Skills & Qulifications
	Director Since:	2020	&	Leadership	O	Independence
	Director Class:	II	6	Strategy	:	Public Company
	Term Expires:	2022
	Age:	61	The Board believes that Mr. Goble’s experience in business, finance and manufacturing, as well as his entrepreneurial perspective, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Jeffrey S. Goble served as a Director of the Mobile Mini Board since February 2006 and continues in this capacity for WillScot Mobile Mini. Mr. Goble is Managing Partner of Mockingbird Capital, LLC. Until April 2020, Mr. Goble was CEO of Access Scientific, LLC. From 2003 to 2010. From 2010-2019, Mr Goble was also the founder and CEO of Providien, LLC.,Mr. Goble was President of Medegen, Inc. From 2001 to 2003, Mr. Goble was Medegen’s Corporate Vice President of Strategic Business Development. Before co-founding Medegen as an independent company, Mr. Goble was Vice President-General Manager of The Tech Group’s North American contract manufacturing division. Mr. Goble joined The Tech Group in 1996 as Vice President-General Manager and established its Customer/Engineering Center. Prior to 1996, Mr. Goble held various marketing and operational management positions in the general merchandise distribution industry. He holds a B.S. degree in Political Science from Arizona State University. Mr. Goble adds business, financial and organizational skills, manufacturing experience and entrepreneurial perspective to our Board.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors
• Mobile Mini, Inc.				Compensation Committee Nominating & Governance Committee

Jeff Sagansky
	Independent		Key Skills & Qualifications
	Director Since:	2017	&	Leadership	O	Independence	8	Finance
	Director Class:	II	6	Strategy	:	Public Company
	Term Expires:	2022
	Age:	70	The Board believes that Mr. Sagansky’s experience with mergers and acquisitions and capital raising, together with his experience as an executive and director of growth-oriented public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Sagansky has served as a Director since November 2017 and has served as a Director of WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. He was Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., a Nasdaq listed special purpose acquisition company from May 2019 to April 2020, when the company effected a three-way merger with Draft Kings, a U.S.-based digital sports entertainment and gaming company and SB Tech, a global leader in omni-channel sports betting and gaming. Mr. Sagansky served as Chairman and CEO of Platinum Eagle Acquisition Corp. from December 2017 to March 2019, a Nasdaq-listed special purpose acquisition company, which in March 2019 completed a business combination that resulted in the creation of Target Hospitality Corp; he served as Chairman and CEO from August 2015 to November 2017 prior to the business combination.

Other Public Company Directorships in the Last 5 Years					Committees of the WillScot Mobile Mini Board of Directors
• Target Hospitality Corp.
• Screaming Eagle Acquisition Corp.
• Sharecare Inc.
• Diamond Eagle Acquisition Corp.(former)
• Platinum Eagle Acquisition Corp.(former)
• Scripps Networks Interactive, Inc. (former)
• Videocon d2H Limited (former)
• Global Eagle Entertainment Inc. (former)
• Falcon Capital Acquisition Corp. (former)					Compensation Committee - Chair Nominating & Governance Committee

Mark S. Bartlett
	Independent		Key Skills & Qualifications
	Director Since:	2017	&	Leadership	O	Independence	%	Industry
	Director Class:	III	6	Strategy	:	Public Company	8	Finance
	Term Expires:	2023
	Age:	71	The Board believes that Mr. Bartlett’s accounting and finance expertise, experience as a director of public and private companies, and knowledge of our Company and industry enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Bartlett has served as a Director since 2017 and has served as a Director of WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Bartlett is a former partner of Ernst & Young LLP, joining the firm in 1972 and retiring as partner in 2012. He serves as a Director at FTI Consulting, Inc., Zurn Water Solutions and T. Rowe Price Group, Inc. Mr. Bartlett is a graduate of West Virginia University and a Certified Public Accountant.

Other Public Company Directorships in the Last 5 Years					Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • Zurn Water Solutions • T. Rowe Price Group, Inc.					Audit Committee - Chair Compensation Committee

Sara R. Dial
	Independent		Key Skills & Qualifications
	Director Since:	2020	&	Leadership	O	Independence
	Director Class:	I	6	Strategy	:	Public Company
	Term Expires:	2024
	Age:	58	The Board believes that Ms. Dial’s experience in government relations, together with her experience with the economic development industry and her experience on public company boards, enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Dial served as a Director of the Mobile Mini Board since August 2014 and continues in this capacity for WillScot Mobile Mini. Ms. Dial is President and CEO of Sara Dial & Associates, a economic development consulting and executive coaching firm and has previously served as a director of the Arizona Department of Commerce. Ms. Dial also currently serves as lead director of Grand Canyon Education, Inc. In 2019, Ms. Dial became an NACD Board Leadership Fellow and in 2021 she became NACD Directorship Certified. She is active in many local and national philanthropic boards including experience as Chairman of Valley Youth Theater and Chairman of Social Venture Partners Arizona, a charitable foundation using a venture capital approach to giving. Prior to her work in the public sector, Ms. Dial worked in the investment banking industry. She is a graduate of Stanford University with a B.A. degree in international relations. Ms. Dial’s breadth of dealings with both businesses and governmental agencies brings a unique perspective to our Board.

Other Public Company Directorships in the Last 5 Years					Committees of the WillScot Mobile Mini Board of Directors
• Mobile Mini, Inc • Grand Canyon Education, Inc.					Nominating & Governance Committee

Gerard E. Holthaus
Independent		Key Skills & Qualifications
Director Since:	2017	&	Leadership	O	Independence	8	Finance
Director Class:	I	6	Strategy	:	Public Company	%	Industry
Term Expires:	2024
Age:	72	The Board believes that Mr. Holthaus’ history with Williams Scotsman, dating back to 1994 when he was hired as its CEO, provides deep industry knowledge. This knowledge, combined with his experience as an executive and director of public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Holthaus serves as the Lead Independent Director of WillScot Mobile Mini. He served as Non-Executive Chairman of WillScot Corp. from November 2017 until the completion of the WillScot Mobile Mini merger and is the former Non-Executive Chairman of Algeco Scotsman Global S.á.r.l. (April 2010-November 2017). Prior to November 2007, Mr. Holthaus served as Executive Chairman and CEO of Algeco Scotsman and as Executive Chairman, President and CEO of Williams Scotsman International Inc. (“WSII”) prior to its acquisition by Algeco Scotsman in 2007. Mr. Holthaus is Non-Executive Chairman of FTI Consulting and the Board of the Baltimore Life Companies. He is also a Director of Nesco Holdings, Inc. Mr. Holthaus is a graduate of Loyola University Maryland.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • BakerCorp International, Inc. (former) • Neff Corporation (former) • NESCO Holdings (former)				Nominating & Governance Committee - Chair Audit Committee

Kimberly J. McWaters
Independent		Key Skills & Qualifications
Director Since:	2020	&	Leadership	O	Independence
Director Class:	I	6	Strategy	:	Public Company
Term Expires:	2024
Age:	57	The Board believes that Ms. McWaters’ experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. McWaters served as a Director of the Mobile Mini Board since August 2014 and continues in this capacity today for WillScot Mobile Mini. Ms. McWaters has served as President and Chief Executive Officer of Fresh Start Women’s Foundation since February 1, 2021 after a long tenure as a director of that organization. Ms. McWaters was previously President and CEO of Universal Technical Institute, Inc. (NYSE: UTI) the nation's leading provider of transportation industry technician training on October 31, 2019. She was named President of UTI in 2000, CEO in 2003 and she served as its Chairman from 2013 to 2017. Ms. McWaters joined UTI in 1984 and has held several leadership positions in the company, including Vice President of Marketing and Vice President of Sales & Marketing. Ms. McWaters is currently a director of the Penske Automotive Group, Inc. (NYSE: PAG) since 2004 and recently retired as a director of UTI. Ms. McWaters has served on the boards of directors of Fresh Start Women's Foundation for more than a decade. She holds a B.S. degree in Business Administration from the University of Phoenix. Ms. McWaters' qualifications to sit on the Board include her experience in general management, business development/strategic planning and sales and marketing, as well as her experience as a director of a public company.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors
• Mobile Mini, Inc • Penske Automotive Group, Inc. • Universal Technical Institute, Inc.				Audit Committee

Erik Olsson
Non-Independent		Key Skills & Qualifications
Director Since:	2020	&	Leadership	:	Public Company	%	Industry
Director Class:	III	6	Strategy	8	Finance
Term Expires:	2023
Age:	59	The Board believes that Mr. Olsson’s history with the Company provides deep industry knowledge. This knowledge, combined with his extensive leadership experience, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Olsson became Mobile Mini’s Non-Executive Chairman of the Board on October 1, 2019 and has continued in this capacity for WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Olsson previously served as Mobile Mini’s Chief Executive Officer and a member of the Board beginning in March 2013, and further served as Mobile Mini’s President from March 2013 to October 2019. He is Chairman of the board of Ritchie Brothers Auctioneers Incorporated, the world’s largest industrial auctioneer, and a Director of the boards of Dometic Group AB, a global manufacturer of products for mobile living and Pontem Corporation, an industrial SPAC. Mr. Olsson also serves on the board of directors of St. Mary’s Foodbank Alliance, one of the world’s largest food banks. Mr. Olsson is a graduate of the University of Gothenburg, Sweden.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • BakerCorp International, Inc. (former) • Neff Corporation (former) • NESCO Holdings (former)

Rebecca L. Owen
Independent		Key Skills & Qualifications
Director Since:	2021	&	Leadership	O	Independence	8	Finance
Director Class:	I	6	Strategy	:	Public Company
Term Expires:	2024
Age:	60	The Board believes that Ms. Owen’s participation as a former member of the Board for WillScot Corp. and her end market expertise in construction, real estate, and storage give her the ability to provide valuable guidance and leadership to the Board and Company by extension.

Principal Occupation & Business Experience
Rebecca L. Owen joined the WillScot Mobile Mini Board in November 2021. She has served as chair of the board of directors of Battery Reef, LLC, a commercial real estate investment and management company she founded in January 2019 and has been a member of the board of Public Storage (NYSE: PSA) since January 2021. Previously, Ms. Owen served on the boards of directors of WillScot Corp. (Nasdaq: WSC), Jernigan Capital, Inc. (formerly NYSE: JCAP), and Columbia Equity Trust, Inc (formerly NYSE: COE). Ms. Owen also has served on the board of directors of Carr Properties, a private real estate investment trust, since 2013, and on the Real Estate Investment Advisory Committee of ASB Capital Management, LLC, an institutional real estate investment firm, since January 2017. Ms. Owen served on the boards of directors of Horizons National Student Enrichment Program Inc., since January 2017, and the Boys and Girls Club of Greater Washington, from 2006 to 2020. Ms. Owen held various roles at Clark Enterprises, Inc. (“Clark Enterprises”), a private investment firm, and its affiliated companies, including Chief Legal Officer of Clark Enterprises, Chief Investment Officer of CEI Realty, Inc., and President of CEI Realty, Inc. Ms. Owen received a Juris Doctorate from University of Chicago Law School and a Bachelor of Arts in Economics from Hamilton College.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors
• Public Storage • Jerrigan Capital, Inc.				Compensation Committee Nominating & Governance Committee

Bradley L. Soultz
Non-Independent		Key Skills & Qualifications
Director Since:	2017	&	Leadership	%	Industry
Director Class:	III	6	Strategy	8	Finance
Term Expires:	2023
Age:	52	The Board believes that Mr. Soultz’s insight into our Company and industry from his role as our CEO, together with his leadership and business experience with multinational companies focused on “lean” practices and processes, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November 2017, he served as President and CEO of WSII. He was responsible for the strategic and operational aspects of WSII’s North American business and for helping prepare the Company for its reemergence as a public company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors

Michael W. Upchurch
Independent		Key Skills & Qualifications
Director Since:	2019	&	Leadership	O	Independence
Director Class:	III	6	Strategy	8	Finance
Term Expires:	2023
Age:	61	The Board believes that Mr. Upchurch's experience in business and finance, including his 14-year tenure as CFO, as well as his 32 years of leadership experience with publicly traded companies, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Upchurch served as a Director for the Mobile Mini Board since February 2019 and continues in this capacity for WillScot Mobile Mini. He is Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”). KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America. Mr. Upchurch has been Chief Financial Officer at KCS since October 2008, having joined KCS in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse. Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration (with a major in Accounting) from Kansas State University. Mr. Upchurch brings financial, leadership and operational expertise to our Board.

Other Public Company Directorships in the Last 5 Years				Committees of the WillScot Mobile Mini Board of Directors
• Mobile Mini, Inc				Audit Committee

Majority Voting for Director Elections
Our Bylaws have a majority vote standard for the election of directors. In an uncontested election, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee.
If an incumbent director is not elected, the director nonetheless would remain in office until his or her successor is elected. As a result, our Bylaws require such incumbent director to tender his or her resignation to the Chairman of the Board within five days following certification of the stockholder vote. The Governance Committee will consider the resignation and recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Abstentions and broker non-votes will not have an impact on the election of directors.
Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2021, the Board held 8 meetings, the Audit Committee held 7 meetings, the Compensation Committee held 4 meetings, and the Nominating and Corporate Governance Committee held 5 meetings. Each director attended 100% of the meetings held by the Board and each standing committee and other committee on which he or she served in 2021.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. Furthermore, our independent directors met in closed (executive) sessions without the presence of Management. Our Lead Independent Director chairs the meetings of the independent directors, which coincide with regular meetings of the Board.
Directors are expected to attend our annual stockholders’ meetings. Each of our directors who was a director of WillScot at the time of our 2021 annual stockholders meeting attended the meeting.

Committees of the Board of Directors
Committee Membership
Each standing committee of the Board is currently composed of independent directors. In addition, each committee operates under a written charter. The committee charters are reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at http://www.willscotmobilemini.com/corporate-governance/committee-composition.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Mark Bartlett *,**	Jeff Sagansky*	Gerard E. Holthaus *
Gerard E. Holthaus **	Mark Bartlett	Sara R. Dial
Kimberly J. McWaters	Jeffrey S. Goble	Jeffrey S. Goble
Michael W. Upchurch **	Rebecca L. Owen	Jeff Sagansky
	Erika T. Davis	Rebecca L. Owen

* Denotes Committee Chair ** Denotes Audit Committee Financial Expert
Audit Committee
The Board has determined that each Audit Committee member is independent and otherwise qualifies as an Audit Committee member pursuant to applicable rules of the SEC and the NASDAQ Capital Market (“Nasdaq”). The Board has determined that Mark S. Bartlett, Gerard E. Holthaus and Michael W. Upchurch each qualifies as an “audit committee financial expert” within the meaning stipulated by the SEC, based upon the education and experience described in their biography.

The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial statements and accounting and financial reporting processes; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of our internal audit and disclosure controls functions; and (v) our risk management framework, including cybersecurity.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains our independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by our independent auditor to the Audit Committee and management; (iii) oversees our financial reporting activities, including the annual audit and the accounting standards and principles we follow; (iv) approves audit and non-audit services by our independent auditor and applicable fees; (v) reviews and discusses our periodic reports filed with the SEC; (vi) reviews and discusses our earnings press releases and communications; (vii) oversees our internal audit activities; (viii) oversees our disclosure controls and procedures and reviews our internal controls over financial reporting; (ix) reviews and discusses risk assessment and risk management policies and practices, including cybersecurity; (x) oversees the administration of our Code of Business Conduct and Ethics and other ethics policies; (xi) oversees and periodically reviews and edits our Whistleblower Policy; (xii) reviews, discusses, and approves insider and affiliated person transactions;(xiii) administers the policy with respect to the hiring of former employees of our independent auditor; and (xiv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter and recommends changes to the Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in our annual proxy statement.
Compensation Committee
The Board has determined that all current Compensation Committee members are non-employee directors and qualify as independent directors. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate status is defined generally as having control of, or being controlled by, another person).
The Compensation Committee and the Board solicit recommendations from our CEO and other officers regarding compensation matters, including the compensation of executive officers and key employees other than our CEO. They assist the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, and strategic objectives, as well as their views on elements of our compensation program and compensation levels. Our CEO attended all of the Compensation Committee meetings held in 2021, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing director compensation and recommending changes to the Board for approval; (ii) approving our CEO’s compensation; (iii) reviewing the compensation of other named executive officers; (iv) administering our executive officer compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect executive officers; (v) overseeing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of executive officer incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting executive officers; (vii) reviewing the compensation disclosures in the annual proxy statement and Annual Report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) performing annual performance evaluations of our executive officers; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, executive officer compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; (xiii) overseeing of the Company’s diversity and inclusion and human capital planning initiatives; and (xiv) overseeing the biannual review of pay equity for the Company.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee retained Pay Governance, LLC (“Pay Governance”) as its independent compensation consultant in October 2021. Prior to retaining Pay Governance’s services, the Compensation Committee was advised by Frederic W. Cook & Co., Inc. (“FW Cook”). The Compensation Committee periodically evaluates Pay Governance’s independence from management, taking into consideration all relevant factors, including the independence factors specified in SEC regulations and Nasdaq listing rules.
In 2021, FW Cook advised the Compensation Committee on certain executive and director compensation matters, Pay Governance advised on others. No services were provided by any company (FW Cook, Pay Governance, nor our Company) to the others during 2021, other than the advisory services provided by FW Cook and Pay Governance to the Compensation Committee. The Compensation Committee has considered all factors relevant to both FW Cook's and Pay Governance’s independence from management under SEC and Nasdaq rules and has concluded that neither FW Cook's work nor Pay Governance’s work raised any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, one of our officers or employees at any time. None of our executive officers serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Board has determined that all Nominating and Corporate Governance Committee members are non-employee directors and qualify as independent directors.
The primary responsibilities of the Nominating and Corporate Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of our directors; (iii) identifying and qualifying the candidates for Chairman of the Board and for membership and chairmanship of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, our Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Chairman of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO and other executive officer positions; (x) reviewing its charter and recommending changes to the Board for approval; (xi) performing an annual self-evaluation; and (xii) overseeing the Company’s public policy and ESG strategy and initiatives.
As part of the Company’s commitment to increasing director diversity, the Board retained an outside search firm to identify director candidates with key qualifications and diverse backgrounds. In 2021, the Board appointed Rebecca Owen as a Director, and in 2022, it appointed Erika Davis as a Director. While Ms. Owen returns as a former Director of our Board, our outside search firm identified Ms. Davis to the Board.
Risk Management
Throughout the year, the Board, through and in cooperation with its relevant committees and management, also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail, including risks related to cybersecurity.
Director Compensation
Following the WillScot Mobile Mini merger, the Company’s independent compensation consultants recommended a re-evaluation and updating of the compensation package of the Board of Directors, for competitive alignment to the marketplace. As a result of this study new retainer and equity grants levels were instituted. Cash adjustments were provided to certain directors to equalize them to the new cash retainer levels for the remainder of 2021 and to transition them to the new fee structure.
In 2021, the annual compensation package for non-employee directors consisted of the following. We believe the compensation aligns with median market practice.

Type of Fee	Amount ($)
Post 7/1/2020
Retainers
Non-Executive Chair Cash	$135,000
Non-Executive Chair Restricted Stock (one year vesting)	$185,000
Lead Independent Director Cash	$105,000
Lead Independent Director Stock (one year vesting)	$125,000
All Other Non-Executive Directors Cash	$75,000
All Other Non-Executive Directors Restricted Stock (one year vesting)	$125,000

Cash
Committee Chair / Member Stipend
Audit Committee	$30,000 / $10,000
Compensation Committee	$22,500 / $7,500
Governance Committee	$15,000 / $6,000
Meeting fees	—

2021 Non-Employee Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2021. Mr. Soultz is a member of the Board but does not receive any additional compensation for services provided as a director.

Director Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)
Mark S. Bartlett	$112,500	$125,000	$237,500
Sara R. Dial	$103,500	$125,000	$228,500
Jeffrey S. Goble	$88,500	$25,000	$213,500
Gerard E. Holthaus	$130,000	$125,000	$255,000
Kimberly J. McWaters	$85,000	$125,000	$210,000
Erik Olsson	$135,000	$185,000	$320,000
Rebecca L. Owen	$66,375	$-	$66,375
Jeff Sagansky	$88,500	$125,000	$213,500
Michael W. Upchurch	$85,000	$125,000	$210,000
Gary Lindsay(c)	$75,000	$125,000	$200,000
Stephen Robertson(c)	$75,000	$125,000	$200,000
(a) The amounts in this column represent annual cash retainers and fees paid during 2021.
(b) The amounts reflected in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the stock awards under ASC 718 is calculated based on the number of shares of our Common Stock underlying the award, multiplied by the closing price of a share of our Common Stock on the date of grant. The Mobile Mini continuing directors did not receive stock awards from the Company because such continuing directors received their stock compensation from Mobile Mini prior to the closing of the WillScot Mobile Mini merger.
(c) The stock compensation for Messrs. Lindsay and Robertson were forfeited upon their departure as Board members.

The aggregate number of shares of restricted stock that were outstanding and unvested as of December 31, 2021 held by each non-employee director was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2021

Mark S. Bartlett	4,266
Sara R. Dial	4,266
Jeffrey S. Goble	4,266
Gerard E. Holthaus	4,266
Kimberly J. McWaters	4,266
Erik Olsson	6,314
Rebecca L. Owen	N/A
Jeff Sagansky	4,266
Michael W. Upchurch	4,266

Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment and November 14, 2024, which is the fifth anniversary of the date the guidelines were adopted. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, net of an amount of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be remeasured. The guidelines also provide guidance for calculating ownership levels. As of the date of this proxy statement, all of our non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. We have also adopted stock ownership guidelines for our executive officers as described below.
Board Election & Leadership Structure
In an uncontested election, directors are elected by a majority of the votes cast. If an incumbent director does not receive a greater number of votes “for” his or her election than votes “against” such director’s election, then such director must tender his or her resignation to the Chairman of the Board and the Board will consider such resignation following receipt of the recommendation of the Governance Committee.
The Board’s policy is that the Chairman of the Board is a non-employee director. The Governance Committee and the Board believe that this leadership structure is the most appropriate one for the Company at this time, as it allows our CEO to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing the Chairman to focus on leading the Board, providing its advice and counsel to the CEO, and facilitating the Board’s independent oversight of management. Presently, the Chairman of the Board is not independent. Therefore, the Company has a Lead Independent Director.
The Board’s Role in Risk Oversight
The Board oversees the risk management of our Company. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Board administers its oversight of our material risks directly through the Board as a whole, as well as through the committees of Board. The Audit Committee, in addition to overseeing financial report and control risks, is responsible for reviewing and discussing risk assessment and risk management policies and practices, including cybersecurity and privacy concerns.
The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to our executive compensation plans and arrangements, and the Governance Committee oversees risks associated with the independence of the Board.
Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the Committees into its overall risk management analysis.
Duties & Responsibilities of Chairman
•Presides at and leads all meetings of the Board, including separate sessions with only non-executive directors
•Encourages and facilitates active participation of all directors
•Serves as a liaison between the non-executive directors and our CEO

•Serves in a strategic and leadership capacity in company mergers and acquisitions
•Leads the Board’s stockholder outreach and engagement strategy
•Approves Board meeting materials for distribution
•Approves Board meeting schedules and agendas
•Has the authority to call meetings of the directors
•Leads the Board’s annual evaluation of our CEO
•Monitors and coordinates with management on corporate governance issues and developments
The Chairman also delegates his authority to and relinquishes authority to the Lead Independent Director in matters that require full Board independence in deliberation or decision-making.
Duties & Responsibilities of Lead Independent Director
In addition to presiding at executive sessions of independent directors, the Lead Independent Director has the responsibility to:(1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (3) perform such other functions as the independent directors may designate from time to time. In the absence of the Chairman of the Board, our Lead Independent Director takes on the responsibilities and duties of the Chairman of the Board.
Prohibition Against Hedging and Pledging
We maintain a policy under which our directors and our executive officers and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held our non-employee directors and employees. In addition, our directors and executive officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for loans except as may be approved by the Board.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing stockholder value over the long-term. Our Corporate Governance Guidelines are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to our directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements our Code of Business Conduct and applies to our CEO, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview. If the Board grants a waiver under our Code of Business Conduct to any director, executive officer or senior financial officer, or we make any substantive amendment to the Code of Ethics or grant any waiver thereunder to a covered officer, we will promptly disclose the nature of the applicable waiver or amendment on our website.
Board Evaluation Process
Each year, the Board conducts a rigorous annual self-evaluation to help determine whether the Board and its committees are functioning effectively. The Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the Committees and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate.
Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Governance Committee and pursuant to the standards in our Corporate Governance Guidelines. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Goble, Holthaus, Sagansky, and Upchurch, and Mmes. Davis, Dial, McWaters, and Owen are “independent directors”. The Board has determined that Mr. Soultz is not an “independent director” due to his role as CEO of the Company, Mr. Olsson is not an “independent director” due to his role as CEO & President of Mobile Mini until October 2019.
In making this determination, the Board considered the following factors, among others: the ownership positions and contractual arrangements of our Board members and their affiliates with our Company; the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; the contractual arrangements and annual payments between our Company and other companies upon which our directors also serve as directors; and, the alignment of the long-term interests of the stockholders that appointed our Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any of our directors, our Board as a group, our independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of the Company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2022 by each person who is the beneficial owner of more than 5% of our Common Stock; each of our executive officers and directors; and all of our executive officers and directors as a group. The beneficial ownership of our Common Stock is based on 223,173,637 shares of our Common Stock issued and outstanding as of March 31, 2022.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer, or director have been pledged as security.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2)	713,843	*
Timothy D. Boswell(2)	232,947	*
Hezron T. Lopez(2)	5,500	*
Christopher J. Miner(2)	190,810	*
Sally J. Shanks(2)	25,483	*
Erik Olsson(3)	1,715,278	*
Gerard E. Holthaus(4)	395,408	*
Mark S. Bartlett(4)	139,191	*
Jeff Sagansky(4)	2,740,083	1.2%
Sara R. Dial(4)	50,444	*
Jeffrey S. Goble(4)	59,631	*
Kimberly J. McWaters(4)	50,444	*
Michael W. Upchurch(4)	29,665	*
Rebecca L. Owen		*
Erika T. Davis		*
All executive officers and directors as a group		2.8%

Five Percent Holders(5)
The Vanguard Group, Inc.(6)	20,371,534	9.1%
BlackRock, Inc.(7)	19,191,083	8.6%
Fidelity Management & Research Company LLC (8)	15,097,431	6.8%
(*) Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
(2) Does not include any unvested stock options, Performance-Based RSUs or Time-Based RSUs granted under the Plan, all of which are subject to forfeiture.
Mr. Soultz holds 407,471 shares of Common Stock, 306,372 vested stock options.
Mr. Boswell holds 138,679 shares of Common Stock, 94,268 vested stock options.
(3) Includes 6,314 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Olsson in June 2021 as part of our annual non-executive director compensation program.
(4) Includes 4,266 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Holthaus, Mr. Bartlett, Mr. Sagansky, Ms. Dial, Mr. Goble, Ms. McWaters, and Mr. Upchurch in June 2021 as part of our annual non-executive director compensation program.
(5) Beneficial Ownership for stockholders with 5% or more ownership is based the most recently available 13G filings
(6) According to a Schedule 13G filed February 10, 2022 on behalf of The Vanguard Group. The Vanguard Group has beneficial ownership over the shares reported. The Vanguard Group has shared voting power with respect to 395,147 shares, and sole and shared dispositive power with respect to 19,802,281 shares and 569,253 shares, respectively. The business address of this stockholder is 100 Vanguard Blvd., Malvern, PA 19355.
(7) According to a Schedule 13G/A filed February 3, 2022 on behalf of BlackRock, Inc. BlackRock, Inc. has beneficial ownership over the shares reported. BlackRock, Inc. has sole voting power with respect to 18,967,238 shares and sole dispositive power with respect to 19,191,083 shares. The business address of this stockholder is 55 East 52nd Street, New York, NY 10055.
(8) According to a Schedule 13G filed February 9, 2022 on behalf of Fidelity Management & Research Company. Fidelity Management & Research Company has beneficial ownership over the shares reported. Fidelity Management & Research Company has sole voting power with respect to 828,083 shares and sole dispositive power with respect to 15,097,431 shares. The business address of this stockholder is 245 Summer Street, Boston, MA 02210.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2023 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2023 Annual Meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at the office of the Corporate Secretary on or before February 3, 2023.
•If the proposal is submitted pursuant to our advance notice provision, the proposal must be received at the office of the Corporate Secretary no earlier than February 3 , 2023, and no later than March 5, 2023.
•Director nominations submitted pursuant to our advance notice provision must be received at the office of the Corporate Secretary no earlier than February 3 , 2023, and no later than March 5, 2023.
The dates above with respect to proposals or nominations submitted pursuant to our advance notice provision in connection with our 2023 Annual Meeting assume that the date of the 2023 Annual Meeting is not greater than 30 days before or greater than 60 days after the anniversary date of our 2022 Annual Meeting. Notice of a nomination or other proposal must also comply with requirements set forth in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. Please also fax a copy of your request to us at (602)244-9809. In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act (once effective), stockholders who intend to solicit proxies in support of director nominees other than Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 4, 2023. Notice of a proposal submitted pursuant to Rule 14a-8 of the Exchange Act must also comply with requirements set forth in Rule 14a-8.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of such forms. Based on our review of the forms we have received, or written representations from reporting persons, we believe that, during 2021, each of our executive officers and directors complied with all such filing requirements, except that Timothy Boswell filed a Form 4 one day late on March 8, 2021 to report a restricted stock unit award that was granted to him on March 3, 2021. The late filing was due to administrative oversight by the Company.
ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2021, including our audited financial statements for the year ended December 31, 2021, as filed with the SEC on February 25, 2022 (as such report may be amended from time to time, the “2021 Annual Report”), was delivered or made available with this proxy statement. The 2021 Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.
On written request, we will provide, without charge to each record or beneficial holder of our Common Stock as of April 6, 2022 a copy of our 2021 Annual Report. Written requests should be directed to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this proxy statement because you are a stockholder of our Company. The proxy materials include the notice of annual meeting, this proxy statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.
When and where will the Company hold the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 3, 2022, at 9:00 a.m. Pacific Daylight Time.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualstockholdermeeting.com/WSC2022. You will also be able to vote your shares electronically at the annual meeting and view the list of stockholders.

To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.
Why a virtual meeting?
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the Company. In addition, due to COVID-19 pandemic concerns and the health of all stockholders, we believe a virtual meeting is the safest way to conduct this year’s annual meeting.
You will be able to attend the annual meeting online and submit your questions during the meeting by visiting http://www.virtualstockholdermeeting.com/WSC2022. You also will be able to vote your shares electronically at the annual meeting and view the list of stockholders.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Who may vote at the annual meeting?
As of April 6, 2022, there were 223,149,078 shares of our Common Stock outstanding. You may vote all of the shares of our Common Stock that you own at the close of business on the record date. You may cast one vote for each share that you own. We do not have cumulative voting rights for the election of directors.
What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if the holders of a majority of our outstanding shares of Common Stock entitled to vote are represented at the annual meeting, either by virtual attendance or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chairman of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal, and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned or the holder does not virtually attend the meeting, the holder is not present for quorum purposes.

What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal 1: Approve amendment to our A&R Charter to declassify the Board of Directors and to provide for the annual election of directors on an immediate basis.	The approval of the amendment to the A&R Charter to immediately implement a declassified Board requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote on the matter. Abstentions and Broker non-votes will have the same effect as a vote “AGAINST” Proposal 1

The Board recommends a vote FOR the approval of the amendment to the A&R Charter.

Proposal 2: Ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2022
Ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 2 and broker non-votes will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR the ratification of EY’s appointment.

Proposal 3: Approve or disapprove the compensation of the named executive officers	The vote regarding the approval or disapproval of the compensation of the named executive officers is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The advisory vote to approve or disapprove the compensation of named executive officers requires the affirmative of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3 and broker non-votes will have no effect on the results of the vote on this proposal.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers.

Proposal 4A: Election of Directors if Proposal 1 is approved.	If Proposal 1 is approved, we are asking stockholders to elect 11 directors to the Board of Directors for a one-year term. Each nominee for director will be elected if the number of votes cast favoring such director nominee’s election exceeds the number of votes cast against such nominee’s election. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the results of the election.

The Board recommends a vote FOR election of the nominated directors if Proposal 1 is approved

Proposal 4B: Election of Directors if Proposal 1 is not approved.
If Proposal 1 is not approved, we are asking stockholders to elect three Class II directors to the Board of Directors for a two-year term. Each nominee for director will be elected if the number of votes cast favoring such director nominee’s election exceeds the number of votes cast against such nominee’s election. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the results of the election.

The Board recommends a vote FOR election of the nominated directors if Proposal 1 is not approved

How many votes do I have?
Our Common Stockholders each have one vote for each share of Common Stock owned as of the record date, April 6, 2022.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may also submit your proxy by completing, signing, and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU SUBMIT YOUR PROXY BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE.
•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “When and where will the Company hold the annual meeting?” above for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away, by following the instructions on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By submitting a proxy, you will be directing the persons designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.
Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or voting online or by telephone, your shares will not be voted unless you attend the annual meeting via webcast and vote. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted on certain matters if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal 2, to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2022, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions from the beneficial owner of the shares.
When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. All proposals, other than Proposal 2, are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
•Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting by ballot. Attending the annual meeting via webcast will not by itself revoke a proxy; you must submit a ballot and vote your shares at the annual meeting.

•Beneficial Owners

For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by virtually attending the annual meeting and voting.
Who pays the costs of the proxy solicitation?
We will pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a Current Report on Form 8-K that we expect to file within four business days after the annual meeting.
How do I attend the annual meeting?
Due to the COVID-19 pandemic, among other safety concerns, this year’s annual meeting will only be conducted virtually. Please refer to the above-captioned section entitled “Why a virtual meeting?” for more information.

Annex A

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
WILLSCOT MOBILE MINI HOLDINGS CORP.

WillScot Mobile Mini Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), DOES HEREBY CERTIFY as follows:
FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:
Paragraph 2 of Article VII thereof shall read in its entirety as follows:
2. Number; Term; Election; Qualification. The number of directors that constitutes the Board shall be fixed from time to time by resolution of the Board in accordance with the Bylaws, and shall consist of not less than three or more than thirteen directors. Each director shall be elected at each annual meeting of stockholders and shall hold office until the following annual meeting of stockholders. The term of each director serving as of and immediately following the date of the 2021 annual meeting of stockholders shall expire at the 2022 annual meeting of stockholders, notwithstanding that such director may have been elected for a term that extended beyond the date of the 2022 annual meeting of stockholders. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. If the number of directors is hereafter changed, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed on its behalf as of the date first indicated above.
A-1

WILLSCOT • MOBILE MINI
HOLDINGS CORP

WILLSCOT | mobile mini

WILLSCOT MOBILE MINI HOLDINGS CORP.
4646 E. VAN BUREN ST.
SUITE 400
PHOENIX, AZ 85008

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 2, 2022 for shares held directly and by 11:59 P.M. ET on May 31, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/WSC2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 2, 2022 for shares held directly and by 11:59 P.M. ET on May 31, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D77661-P67809-Z82065 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WILLSCOT MOBILE MINI HOLDINGS CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

		For	Against	Abstain
1.	To approve amendments to the Amended and Restated Certificate of Incorporation of WillScot Mobile Mini Holdings Corp. to immediately declassify the Board of Directors.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of WillScot Mobile Mini Holdings Corp. for the fiscal year ending December 31, 2022.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

		For	Against	Abstain
3.	To approve, on an advisory and non-binding basis, the compensation of the named executive officers of WillScot Mobile Mini Holdings Corp.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

4a. If Proposal 1 is approved, the election as directors of all nominees listed (except as marked to the contrary below) to serve a one-year term.

		For	Against	Abstain
4aa	Mark S. Bartlett	☐	☐	☐
4ab	Erika T. Davis	☐	☐	☐
4ac	Sara R. Dial	☐	☐	☐
4ad	Jeffrey S. Goble	☐	☐	☐
4ae	Gerard E. Holthaus	☐	☐	☐
4af	Kimberly J. McWaters	☐	☐	☐
4ag	Erik Olsson	☐	☐	☐
4ah	Rebecca L. Owen	☐	☐	☐
4ai	Jeff Sagansky	☐	☐	☐
4aj	Bradley L. Soultz	☐	☐	☐
4ak	Michael W. Upchurch	☐	☐	☐

4b. If Proposal 1 is not approved, the election as directors of all nominees listed (except as marked to the contrary below) to serve a two-year term.

		For	Against	Abstain
4ba	Erika T. Davis	☐	☐	☐
4bb	Jeffrey S. Goble	☐	☐	☐
4bc	Jeff Sagansky	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

C-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on 10-K are available at www.proxyvote.com.

D77662-P67809-Z82065

WILLSCOT MOBILE MINI HOLDINGS CORP.
Annual Meeting of Stockholders
June 3, 2022 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Miner, Hezron T. Lopez, Bradley L. Soultz and Timothy D. Boswell, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common stock of WILLSCOT MOBILE MINI HOLDINGS CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 3, 2022, via live webcast at www.virtualshareholdermeeting.com/WSC2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

C-2